UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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ACADIA HEALTHCARE COMPANY, INC.
(Name of Registrant as Specified in its Charter)

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6100 TOWER CIRCLE, SUITE 1000
FRANKLIN, TENNESSEE 37067
April 8, 2022
TO OUR STOCKHOLDERS:
I am very proud to join Acadia Healthcare as the Company’s new Chief Executive Officer and to have this opportunity to address our stockholders. This is an exciting and important time for the Company. As the leading pure-play behavioral healthcare provider in the United States, the Company has a strong competitive position with significant opportunities for continued success. I look forward to working with the experienced Acadia management team, committed facility leaders, clinicians, and dedicated employees as we build on the momentum of the past year.
Acadia plays a critical role in the treatment of behavioral health and substance use disorders, and the demand for these services has continued to grow. While the COVID-19 pandemic has presented unprecedented challenges for the healthcare industry, Acadia’s mission has not wavered as more patients have come to us for safe and quality care. The Company’s financial results for 2021 reflect this strong demand with annual revenue increasing 10.7 percent to $2.3 billion. Acadia also continued to strengthen our financial position and reduce debt, providing ample liquidity and capital to support our growth strategy.
The credit for Acadia’s success goes to the more than 22,500 dedicated employees and clinicians who share a commitment to our mission to support the patients and communities we serve. In turn, we strive to provide our employees with opportunities for personal development and rewarding benefits to support their ability to deliver the highest quality of care to our patients.
Enhancing the Continuum of Care
With 238 facilities in 40 states and Puerto Rico, we see a significant opportunity to bring our treatment options to more communities and to expand the scope of services we offer to patients and their families. Acadia is uniquely positioned with diversified service lines across all areas of behavioral health, while treating patients of all ages. Our expansive national network of treatment facilities enables greater access to care, allowing us to serve the diverse needs of patients, while maintaining a strong focus on the individual’s needs.
We believe we are well positioned to capitalize on the continued growth in demand and societal acceptance for behavioral health services. We are also pleased to see increased government support of mental health issues and improved funding, which will lead to greater access to treatment.
Commitment to Sustainability
Acadia is committed to establishing and promoting sustainability and corporate social responsibility. This commitment is central to our organizational identity and guides how we care for our patients, support our employees, relate with our professional partners, and serve our local communities. To help achieve this, we integrate environmental, social, and governance objectives into our decision making to deliver long-term value to our stakeholders.
Our Patients
An unwavering commitment to our patients and their families is at the heart of all we do at Acadia Healthcare. Key elements of this dedicated effort include a focus on superior service at the local and national levels, an ongoing effort to assess and improve patient satisfaction, and multiple initiatives to enhance safety, privacy, and security. Our Quality and Safety Plan guides our actions, and we continuously measure the quality of our service to promote effective, efficient and compassionate healthcare.

Evaluating the success of behavioral healthcare treatment is always a challenge. We measure our effectiveness through patient satisfaction surveys and numerous clinical quality metrics. We also conduct detailed evaluations to identify trends and assess areas for improvement within our treatment programs and throughout our physical facilities.
Our Employees
Acadia Healthcare promotes a culture of empowerment, innovation and excellence. We are honored to be a respected provider of behavioral healthcare services, and we work diligently every day to ensure that every member of the Acadia team has the tools and support they need to improve our organization and enhance our industry.
The Company offers a wide range of programs to foster leadership and professional skills development. All members of our clinical staff are trained in their professional disciplines, and we also provide support for their continuing education. Additionally, we offer companywide training to reinforce key policies and practices related to regulatory compliance, safety, patient care and other relevant topics.
We value the diversity of perspective, thought, experience and background within our workforce. We strive to attract the best employees and partners regardless of race, gender, nationality, ethnic origin, religion, age or sexual orientation. We believe fostering a culture that emphasizes fair and equitable treatment is at the core of our business.
The Environment
We understand our responsibility to help protect and preserve the environment. We seek to minimize the environmental impact of our operations and we are committed to complying with environmental laws and regulations. All Acadia facilities are fully International Energy Conservation Code (IECC) compliant. Additionally, for all of our new construction and major renovations, we have specified construction and renovation guidelines for mechanical-electrical-plumbing systems that achieve higher facility energy performance than typical systems.
Continued Success
With a proven operating model and the leadership of our experienced senior management team and Board of Directors, Acadia will continue to extend our market reach and advance our position as a leading behavioral healthcare provider. We are mindful of the important role we play in meeting the significant and growing societal need for behavioral health treatment in our country. Across Acadia, our commitment to our patients and communities we serve is unwavering. Together, we look forward to the opportunities before us to continue to provide the highest quality of care while delivering value to our stockholders.
On behalf of the entire Board, I thank you for your investment in Acadia and your voting support for the items contained in this proxy.
Sincerely,

Christopher H. Hunter
Chief Executive Officer and Director (Effective April 11, 2022)
More information on the Company’s Commitment to Sustainability available at https://www.acadiahealthcare.com/about/social-responsibility/

6100 TOWER CIRCLE, SUITE 1000
FRANKLIN, TENNESSEE 37067
April 8, 2022
TO OUR STOCKHOLDERS:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc., to be held on Thursday, May 19, 2022, at 9:00 a.m. (Central Time), at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067. The matters to be acted upon at the Annual Meeting are more fully described in the accompanying Proxy Statement and related materials.
We intend to hold the Annual Meeting in person. However, we are actively monitoring the novel coronavirus disease, COVID-19, as part of our effort to maintain a healthy and safe environment at the Annual Meeting. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.
In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement and our 2021 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy documents over the internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2021 Annual Report to Stockholders and a form of proxy card.
It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Proxy Statement. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
We look forward to your attendance at the Annual Meeting.
Sincerely,

Christopher H. Hunter
Chief Executive Officer and Director
(Effective April 11, 2022)
YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD
AS PROMPTLY AS POSSIBLE.

6100 TOWER CIRCLE, SUITE 1000
FRANKLIN, TENNESSEE 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2022
TO OUR STOCKHOLDERS:
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc. will be held on Thursday, May 19, 2022, at 9:00 a.m. (Central Time), at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067*.
The Annual Meeting is being convened for the following purposes:
(1)	To elect three nominees as Class II directors;
(2)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
(4)	To transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.
The matters to be acted upon at the Annual Meeting are more fully described in the Proxy Statement and related materials. Please read the materials carefully.
The Board of Directors has fixed the close of business on March 24, 2022 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
Dated: April 8, 2022	By order of the Board of Directors,

Christopher H. Hunter Chief Executive Officer and Director (Effective April 11, 2022)
*
We intend to hold the Annual Meeting in person. However, we are actively monitoring the novel coronavirus disease, COVID-19, as part of our effort to maintain a healthy and safe environment at the Annual Meeting. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.

IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

i

6100 TOWER CIRCLE, SUITE 1000
FRANKLIN, TENNESSEE 37067
PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Acadia Healthcare Company, Inc. (the “Company”) of proxies to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, on Thursday, May 19, 2022, at 9:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or made available to stockholders on or about April 8, 2022.
INFORMATION CONCERNING SOLICITATION AND VOTING
Record Date
The close of business on March 24, 2022 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 180,000,000 authorized shares of common stock, $0.01 par value per share (“Common Stock”), of which 90,578,463 shares were outstanding and entitled to vote, and 10,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the Annual Meeting.
Quorum Requirements
A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting.
Voting Procedures
Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on any form that you receive from your broker or nominee. The availability of telephone and Internet voting for shares held in street name will depend on your broker’s or nominee’s voting process. Please refer to the instructions in the materials provided in the Notice of Internet Availability of Proxy Materials or proxy card provided to you for information on the available voting methods.
If a proxy is properly given prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder. Subject to the requirements described below, if no instructions are given, each proxy will be voted:
•	FOR the election as directors of the nominees described in this Proxy Statement;
•
FOR the approval, on a non-binding advisory basis, of the compensation of our executive officers named in the section below entitled “EXECUTIVE COMPENSATION - Summary Compensation Table” (the “Named Executive Officers”);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•	In accordance with the recommendation of the Board on any other proposal that may properly come before the Annual Meeting or any adjournment thereof.
The persons named as proxies were selected by our Board of Directors.
Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 3), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1 and 2). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and, therefore, will have no direct impact on any proposal. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome of the election. If you abstain from voting on Proposals 2 or 3, your abstention will have the same legal effect as a vote against these proposals.
Stockholders who give proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, prior to the Annual Meeting or by submitting another proxy at a later date. The giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.
Miscellaneous
We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding the proxy materials to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.
Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), provides that our Board of Directors shall be divided into three classes. All classes of directors have three-year terms. The terms of our Class II directors expire at the Annual Meeting.
Our Board of Directors has nominated the individuals named below under the caption “Class II Nominees” for election as directors to serve until the annual meeting of stockholders in 2025 and their successors have been elected and take office or until their earlier death, resignation or removal. Each nominee has consented to be a candidate and to serve if elected. Proxies cannot be voted for a greater number of persons than the nominees named.
Qualification of Directors
As described below, our Board of Directors is composed of individuals from differing backgrounds and experiences. We believe that each of our directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experience that each has obtained from his or her professional background, as set forth below, has qualified him or her to serve on our Board of Directors.
Class II Nominees
The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors:
Name	Age	Principal Occupation/Other Directorships	Director Since
Jason R. Bernhard	56	Mr. Bernhard is the Chief Operating Officer, Financial Advisory North America; Managing Director, Head of North America Healthcare Investment Banking; and a Vice Chairman of Investment Banking at Lazard Ltd, where he has served for more than 20 years. Our Board believes that Mr. Bernhard is qualified to serve as a director because of, among other things, his extensive corporate finance background and his general business and financial acumen.	2019

William F. Grieco	68
Since March 2018, Mr. Grieco has served as Vice President and Chief Compliance Officer of NX Development Corporation, the U.S. life sciences affiliate of Tokyo-based SBI Holdings, Inc., and since May 2021, also as General Counsel. Also, since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. From 2003 to 2008, he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. From 2001 to 2002, he served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, from 1995 to 1999, he was Senior Vice President and General Counsel for Fresenius Medical Care North America, a dialysis service and products company. Prior to that, Mr. Grieco was a partner in the Healthcare Department at Choate, Hall & Stewart, a general service law firm. Mr. Grieco previously served on the board of directors of
			2011

Name	Age	Principal Occupation/Other Directorships	Director Since

PHC, Inc. (“PHC”). Our Board believes that Mr. Grieco is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen.

Reeve B. Waud	58
Mr. Waud founded the Company in 2005 and, most recently, has served as the Chairman of the Board since December 2018. Mr. Waud previously served as the Lead Director of the Board from April 2012 to December 2018. Mr. Waud formed Waud Capital Partners, L.L.C. (“WCP”) in 1993 and has served as the Managing Partner of WCP since that time. Prior to founding WCP, Mr. Waud was an investment professional at Golder, Thoma, Cressey, Rauner, Inc. (“GTCR”), a private equity investment group based in Chicago, Illinois. Before joining GTCR, Mr. Waud was in the Corporate Finance Group of Salomon Brothers Inc and was a founding member of its Venture Capital Group. He is a member of the Northwestern Memorial HealthCare finance committee and serves on the board of directors of the Northwestern Memorial HealthCare Foundation. In addition, he is a trustee and member of the finance committee of the Art Institute of Chicago. Mr. Waud has served on various for profit and non-profit boards, including the John G. Shedd Aquarium, the Economic Club of Chicago, the Illinois State Police Merit Board, and St. Paul’s School in Concord, New Hampshire. Our Board believes that Mr. Waud is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Waud was originally designated as a director by WCP.
			2005
Required Vote
Our Certificate of Incorporation provides that, in an uncontested election, a nominee is elected if a majority of the votes cast by the holders of the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present are cast in favor of such nominee’s election. In contested elections, directors are elected by a plurality of the votes cast. Our Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by our Board of Directors.
The Board of Directors recommends that the stockholders vote FOR each of the Class II nominees.

Continuing Directors
Each of the persons named below will continue to serve as a director until the annual meeting of stockholders in the year indicated and a successor is elected and takes office or until his or her earlier death, resignation or removal. Stockholders are not voting on the election of the Class I directors or Class III directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to our Board or that of our predecessor, Acadia Healthcare Company, LLC:
Name	Age	Principal Occupation/Other Directorships	Director Since
Class III Term Expiring in 2023
Michael J. Fucci	63
Prior to his retirement in September 2020, Mr. Fucci served as Chairman Emeritus of Deloitte U.S. He previously served as Executive Chairman of Deloitte U.S. from 2015 to 2019, Chief Operating Officer of Deloitte Consulting from 2009 to 2015 and held various management positions since 2003. Mr. Fucci also served as a member on both the Deloitte U.S. and Deloitte Global Boards of Directors. While at Deloitte U.S., he established and co-chaired the Board Leadership Forum, a coalition of Fortune 500 board chairs and lead directors. Our Board believes that Mr. Fucci is qualified to serve as a director because of, among other things, his extensive corporate finance background and his general business and financial acumen.
			2020

Wade D. Miquelon	57
Mr. Miquelon is the President, Chief Executive Officer and a member of the board of directors of JOANN Inc. (Nasdaq: JOAN) (“Jo-Ann”), the nation’s leading fabric and craft specialty retailer. Prior to that, he served as the Chief Financial Officer and Executive Vice President of Jo-Ann. Prior to joining Jo-Ann, he served as Chief Financial Officer, Executive Vice President and President International for Walgreen Co. from June 2008 to August of 2014. From 2006 to 2008, he was Executive Vice President and Chief Financial Officer at Tyson Foods, Inc. Prior to that, Mr. Miquelon served Procter and Gamble in several positions of increasing responsibility in the U.S., Asia and Europe. Mr. Miquelon serves on the board of directors of Jo-Ann, and serves on the board of directors and as treasurer for the National 4-H Council. He has served on various for profit and non-profit boards including Alliance Boots, the Chicago Lyric Opera and the John G. Shedd Aquarium. Our Board believes that Mr. Miquelon is qualified to serve as a director because of, among other things, his extensive knowledge and background in public accounting and finance.
			2012

William M. Petrie, M.D.	75	Dr. Petrie is Professor of Clinical Psychiatry in the Department of Psychiatry at the Vanderbilt University School of Medicine, where he has served for more than 20 years. He is also Director, Vanderbilt Senior Assessment Clinic in the Department of Psychiatry at the Vanderbilt University School of Medicine. Previously, Dr. Petrie served as President and Co-Director of Research at Psychiatric	2012

Name	Age	Principal Occupation/Other Directorships	Director Since

Consultants, P.C., a leading psychiatry practice in Nashville, Tennessee, and Chairman, Department of Psychiatry, Parthenon Pavilion at Centennial Medical Center. Dr. Petrie served as a director for Psychiatric Solutions, Inc. (“PSI”), from September 2004 until November 2010. Our Board believes that Dr. Petrie is qualified to serve as a director because of, among other things, his extensive healthcare experience, particularly in the psychiatric and behavioral healthcare fields.

Class I Term Expiring in 2024
E. Perot Bissell	62
Since 2016, Mr. Bissell has been a Managing Partner of Egis Capital Partners, LLC, a private equity firm that invests in the security and protection industries. Mr. Bissell served as the Chairman and Chief Executive Officer of Next Generation Energy Logistics, LLC, an energy logistics development company, from 2013 to 2015. Before that, Mr. Bissell served as the Vice Chairman of Pilot Logistics Services, a provider of drilling and exploration support services, from September 2012 until July 2013. From 2006 to 2012, he served as Chief Executive Officer for Maxum Petroleum, Inc., an independent energy logistics company. Prior to that, Mr. Bissell was a Partner of Northwest Capital Appreciation, Inc., a merchant banking and private equity firm, and before that, the Co-Managing Partner and Chief Financial Officer of SLP Capital, a specialty finance company. Mr. Bissell also serves on the board of directors of First Reserve Sustainable Growth Corp. (Nasdaq: FRSG), Mission Critical Partners, LLC and ClearObject, Inc. and has served on a number of charitable boards. Our Board believes that Mr. Bissell is qualified to serve as a director because of, among other things, his extensive corporate finance background and his general business and financial acumen.
			2013

Vicky B. Gregg	67
Since November 2014, Ms. Gregg has served as Co-Founder and Partner of Guidon Partners, an investor and consultant for an array of privately held healthcare companies. She served as Chief Executive Officer of BlueCross BlueShield of Tennessee from January 2003 through the end of 2012. Ms. Gregg currently serves on the board of directors of Quest Diagnostics Incorporated (NYSE: DGX), Erlanger Health Systems, Elara Caring, LLC and Capital Vision Services, LLC d/b/a MyEyeDr. Our Board believes that Ms. Gregg is qualified to serve as a director because of, among other things, her extensive healthcare background and her general business and financial acumen.
			2016

Debra K. Osteen	66	From December 16, 2018 to April 11, 2022, Ms. Osteen served as our Chief Executive Officer. Ms. Osteen has extensive experience in the behavioral health industry. Prior to joining the Company in 2018, she served as Executive Vice President of Universal Health Services, Inc. (NYSE:	2018

Name	Age	Principal Occupation/Other Directorships	Director Since

UHS) (“UHS”) since 2005 and President, Behavioral Health Division since 1999. Our Board believes that Ms. Osteen is qualified to serve as a director because of, among other things, her 37 years of experience in the healthcare industry and her general business and financial acumen.

Christopher H. Hunter	53
Mr. Hunter has been appointed as Chief Executive Officer and a director of the Company effective April 11, 2022. From January 2014 through August 2021, Mr. Hunter served in senior leadership positions at Humana, most recently as President of Humana’s Group, Military & Specialty and previously as Humana’s Chief Strategy Officer. Mr. Hunter served as President, Provider Markets, for TriZetto Corporation prior to joining Humana. Mr. Hunter serves on the board of directors of AfterNext HealthTech (NYSE: AFTR) and the UNC-Chapel Hill Honors Program. Our Board believes that Mr. Hunter is qualified to serve as a director because of, among other things, his extensive healthcare background and his general business and financial acumen.
			2022

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as described below in the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.” Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, override any decision made by the Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty of the Board of Directors or the Compensation Committee. The Compensation Committee will, however, review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our executive compensation program is vital to our ability to attract, motivate and retain a highly experienced team of executives. We believe that the program is structured in a manner that supports our company and our business objectives.
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to indicate their support for the compensation of our Named Executive Officers disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2022 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”
Although the results of this advisory vote are not binding on the Board of Directors or the Compensation Committee, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The Board of Directors recommends that stockholders vote FOR the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. Although ratification is not required by our Amended and Restated Bylaws, as amended (“Bylaws”), or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.
Fees
The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2021 and 2020, and fees incurred for other services rendered by Ernst & Young LLP for such years:
	2021	2020
Audit Fees(1)	$3,392,000	$4,602,000
Audit-Related Fees	—	—
Tax Fees(2)	876,957	1,412,520
All Other Fees(3)	3,000	54,000
Total Fees	$4,271,957	$6,068,520
(1)	Primarily for the audit of our annual financial statements and the review of our quarterly financial statements, and services provided in connection with acquisition due diligence.
(2)	Primarily for tax compliance services and other tax planning and tax advice services.
(3)	Primarily for debt transaction advisory services.
Pre-approval of Auditor Services
The charter of the Audit and Risk Committee provides that the Audit and Risk Committee must pre-approve all auditing and non-auditing services to be provided by our auditor. In addition, the Audit and Risk Committee shall have the sole authority to approve any compensation to our auditor for any approved audit or non-audit services. For 2021, all services provided by Ernst & Young LLP were pre-approved by the Audit and Risk Committee. All non-audit services were reviewed by the Audit and Risk Committee, and the Audit and Risk Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Required Vote
The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit and Risk Committee for further review.
The Audit and Risk Committee and the Board of Directors recommend that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board annually reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director based on whether such director satisfies the definition of “independent director” as set forth in the applicable rules of The NASDAQ Stock Market. Our Board has determined that all of our directors are independent directors other than Ms. Osteen.
Code of Conduct and Code of Ethics for Senior Financial Officers
Our Board of Directors has adopted a Code of Conduct which is applicable to all of our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer, the principal accounting officer or controller and all persons performing similar functions (together, the “Senior Financial Officers”). In addition, our Board has adopted a Code of Ethics that applies to the Senior Financial Officers. Both the Code of Conduct and the Code of Ethics are available on our website at www.acadiahealthcare.com under the webpage “Investors — Corporate Governance.”
Committees of the Board of Directors
Our Board of Directors has established five standing committees — a Compensation Committee, an Audit and Risk Committee, a Nominating and Governance Committee, a Compliance Committee and a Finance Committee, each of which is described below.
Compensation Committee
Our Board of Directors has appointed a Compensation Committee to assist it with executive compensation matters. The primary responsibilities and duties of the Compensation Committee are:
•
Reviewing and approving for the Chief Executive Officer and other executive officers (a) the annual base salary level, (b) bonus and other annual incentives, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensation, compensation policies or arrangements;

•	Reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board;
•
Preparing a report to be included in the annual report or proxy statement that describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the Compensation Committee’s executive compensation policies applicable to executive officers; and

•
Overseeing the administration and approval of our current equity-based compensation plans and making recommendations to our Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and other equity-based compensation plans proposed for adoption.

During 2021, the Compensation Committee was composed of Ms. Gregg, Mr. Fucci, Mr. Miquelon and Dr. Petrie, with Mr. Miquelon serving as Chairman. Mr. Fucci joined the committee in February 2021. During 2021, the Compensation Committee held four meetings and took action by written consent four times. The Compensation Committee has a written charter that is available on our website at www.acadiahealthcare.com under the webpage “Investors — Corporate Governance.”
Audit and Risk Committee
Our Board of Directors has appointed an Audit and Risk Committee to assist it in fulfilling its oversight responsibilities for our financial reports, systems of internal control over financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit and Risk Committee are:
•
Appointing, retaining, evaluating and, when appropriate, replacing our independent registered public accounting firm, whose duty it is to audit our financial statements and our internal control over financial reporting for the fiscal year in which it is appointed;

•
Determining the compensation to be paid to our independent registered public accounting firm (subject to ratification by our stockholders) and, in its sole discretion, approving all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent registered public accounting firm;

•
Reviewing and discussing our system of internal control over financial reporting, audit procedures, the adequacy and effectiveness of our disclosure controls and procedures and our enterprise risk assessment and risk management system with management, our independent registered public accounting firm and our internal auditors;

•	Reviewing the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit budget and staffing;
•
Reviewing and discussing with management and our independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies used in our financial statements;

•
Reviewing and discussing with management the Company’s major financial and enterprise risk exposures including the Company’s accounting and financial reporting policies, risk management protocols, compliance programs and the measures management has taken to mitigate risk;

•	Reviewing and discussing with management the Company’s process to identify, monitor and mitigate enterprise risk exposures;
•	Reviewing and discussing with management all existing related-party transactions and approving any proposed related-party transactions to ensure that they are in our best interest;
•	Reviewing and discussing with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;
•	Establishing and overseeing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and
•
Reviewing and reassessing the performance of the Audit and Risk Committee and the adequacy of the Audit and Risk Committee charter adopted by our Board of Directors and recommending proposed changes to the Board.

During 2021, the Audit and Risk Committee was composed of Messrs. Bissell, Fucci, Grieco and Waud, with Mr. Grieco serving as Chairman. Mr. Fucci joined the committee in February 2021. Our Board of Directors has determined that each of Messrs. Bissell, Fucci, Grieco and Waud is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Exchange Act, and that each member of the Audit and Risk Committee meets the financial literacy requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules and regulations of NASDAQ and the SEC. Our Board has determined that each of Messrs. Bissell, Fucci, Grieco and Waud satisfies the independence requirements for audit committee members set forth in the applicable rules of The NASDAQ Stock Market. The Audit and Risk Committee held five meetings during 2021. The Audit and Risk Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors — Corporate Governance.”
Nominating and Governance Committee
Our Board of Directors has appointed a Nominating and Governance Committee (the “Nominating Committee”) to assist it with director nominations matters. The primary responsibilities and duties of the Nominating Committee are:
•	Identifying, recruiting and recommending individuals qualified to serve on the Board;
•	Reviewing the qualifications and performance of incumbent directors to determine whether to recommend them as nominees for re-election;
•	Reviewing and considering candidates who may be properly suggested by any director or executive office of the Company, or by any stockholder of the Company;

•	Periodically reviewing the composition of the Board, including size of the Board and the minimum qualifications for director nominees;
•	Reviewing the performance of members of the Board; and
•	Carrying out such other responsibilities delegated by the Board relating to the director nominations process and procedures.
During 2021, the Nominating Committee was composed of Ms. Gregg, Messrs. Bissell, Grieco, and Waud, and Dr. Petrie, with Mr. Bissell serving as Chairman. In February 2021, Mr. Waud replaced Dr. Petrie on the committee. During 2021, the Nominating Committee held two meetings. The Nominating Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors — Corporate Governance.”
Compliance Committee
Our Board of Directors has appointed a Compliance Committee (the “Compliance Committee”) to oversee regulatory compliance risks, including risks associated with healthcare related requirements. The primary responsibilities and duties of the Compliance Committee are:
•
Reviewing and providing oversight of matters relating to compliance with Federal health care program requirements, obligations under the Company’s corporate integrity agreement and other legal and regulatory requirements;

•	Periodically meeting with and reviewing reports regarding compliance matters from the Company’s chief compliance officer;
•	Reviewing and overseeing the performance of the Company’s chief compliance officer and the compliance department;
•
Reviewing significant areas of healthcare compliance risk, including (i) coding, billing, documentation, claims submission and reimbursement, (ii) licensure and accreditation requirements, (iii) clinical quality of care, (iv) physician recruitment and contracting, and (v) privacy and security of health information;

•	Overseeing procedures for the receipt, retention and treatment of complaints regarding compliance with applicable legal and regulatory requirements and the Company’s compliance policies;
•	Reviewing significant licensure, certification, accreditation and quality standards matters; and
•	Carrying out such other responsibilities delegated by the Board relating to regulatory compliance.
The Compliance Committee is composed of Ms. Gregg, Mr. Grieco and Dr. Petrie, with Ms. Gregg serving as Chairman. During 2021, the Compliance Committee held four meetings. The Compliance Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors — Corporate Governance.”
Finance Committee
Our Board of Directors has appointed a Finance Committee (the “Finance Committee”) to oversee and review the Company’s significant strategic transactions and financing matters. The primary responsibilities and duties of the Finance Committee are:
•	Overseeing our strategic transactions, including the sale of our U.K. operations completed in January 2021;
•
Reviewing and evaluating our (i) capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities, (ii) plans for allocation and disbursement of capital expenditures, (iii) credit rating, activities with credit rating agencies, and key financial ratios, (iv) long-term financial strategy and financial needs, (v) major activities with respect to mergers, acquisition and divestitures, and (vi) plans to manage insurance and asset risk;

•	Reviewing and approving certain capital expenditures, contractual obligations and financial commitments per delegated authority from our Board; and
•	Carrying out such other responsibilities delegated by the Board relating to long-term finance and strategic transaction matters.

During 2021, the Finance Committee was composed of Messrs. Bernhard, Bissell, Fucci, Grieco, Miquelon and Waud, with Mr. Waud serving as Chairman. In February 2021, Mr. Fucci replaced Mr. Grieco on the committee. During 2021, the Finance Committee held two meetings.
Meetings of our Board of Directors and Committees
During 2021, our Board of Directors held a total of six meetings and took action by written consent three times. Each director attended 75% or more of the meetings of our Board and the committees of our Board of Directors on which such director served.
Nomination of Directors
Nominations By the Nominating Committee
Directors may be nominated by our Nominating Committee, Board, executive officers or by our stockholders in accordance with our Bylaws, Certificate of Incorporation, applicable laws and any guidelines developed by Nominating Committee or the Board. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board and its committees, and recommending candidates for the Board’s selection as director nominees for election at the annual or other properly convened meeting of the stockholders in accordance with our Bylaws and applicable laws and regulations. The Nominating Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. The Nominating Committee considers each identified candidate’s qualifications, which include the nominee’s experience, business acumen, education, integrity, character, commitment, diligence, conflicts of interest and ability to exercise sound business judgment. While we have not established diversity standards for nominees, as a matter of practice, we generally seek nominees with a broad diversity of experience, professions, skills and backgrounds. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.
Nominations By Our Stockholders
Our Bylaws govern stockholder nominations of directors. To make a director nomination at the 2023 annual meeting, a stockholder of record entitled to vote at the annual meeting must deliver a written notice (containing certain information specified in our Bylaws as discussed below) to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067 between the close of business on January 19, 2023 and the close of business on February 18, 2023. If the date of the 2023 annual meeting is more than 30 days before or more than 70 days after May 19, 2023, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. To make a director nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, a stockholder of record entitled to vote in such election must deliver written notice to our secretary at the address above no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which we first publicly announce the date of the special meeting and the nominees proposed by the Board to be elected at such meeting.
For a stockholder nomination to be deemed proper, the notice must contain certain information specified in our Bylaws, including information as to the director nominee(s) proposed by the stockholder, the name and address of the stockholder, the class and number of shares of our capital stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and any other persons (including each proposed nominee(s) if applicable) in connection with the proposed nominations, and a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in the notice.
Majority Voting for Uncontested Director Elections; Director Resignation Policy
In May 2017, amendments to our Certificate of Incorporation and Bylaws became effective that adopted a majority voting standard for uncontested director elections. In contested elections, directors will continue to be elected by a plurality of the votes cast. The Board also adopted a Director Resignation Policy requiring a nominee for director to submit a written offer of resignation to the Board in the event such nominee does not receive a majority of the votes cast in an uncontested election of directors. The Director Resignation Policy addresses the continuation in office of a “holdover” director, so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board. In the event a nominee submits a written officer of resignation to the Board, the Nominating and Governance Committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on such recommendation within 90 days following receipt of the recommendation.
Communicating with the Board
All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened but will be promptly forwarded unopened to the Chairman of the Audit and Risk Committee following its clearance through normal security procedures.
Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders
We encourage each member of our Board of Directors to attend the annual meeting of stockholders. Each director participated virtually in the 2021 annual meeting of stockholders.
Board Leadership Structure
The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. While these roles were combined until December 2018, the Company currently has separate individuals serve in those positions. Reeve B. Waud serves as the Chairman of the Board and Christopher H. Hunter is our Chief Executive Officer effective April 11, 2022. Debra K. Osteen has served as our Chief Executive Officer prior to Mr. Hunter’s appointment. Ms. Osteen is also a member of the Board. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman of the Board and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. In addition, our independent directors bring experience, oversight and expertise from outside our Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.
Board Diversity Matrix
Based upon voluntary self-identification by each member of our Board of Directors, the table below sets forth the diversity composition of our Board of Directors as of March 24, 2022. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).
Board Diversity Matrix (as of March 24, 2022)*
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
White	2	7
*	Inapplicable categories omitted.

Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board fulfills its responsibility by delegating many of these functions to its committees. Under its charter, the Audit and Risk Committee is responsible for meeting periodically with management to review our major financial risks and the steps management has taken to monitor and control such risks. The Audit and Risk Committee also oversees our financial reporting and internal controls and compliance programs.
The Board receives reports on risk management from our senior officers, the Compliance Committee and from the Chairman of the Audit and Risk Committee. Also, our Executive Vice President, General Counsel and Secretary provides a summary of our outstanding litigation and any governmental investigations to our Board at each Board meeting. Additionally, our Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed. Our Board of Directors believes that the work undertaken by the Audit and Risk Committee and Compliance Committee, together with the oversight provided by the full Board of Directors, enables the Board to oversee our risk management function effectively.
Non-Management Executive Sessions
We had eight independent directors in 2021. During 2021, there were four executive sessions of the independent directors.
Compensation Committee Interlocks and Insider Participation
During 2021, the Compensation Committee consisted of Ms. Gregg, Messrs. Fucci and Miquelon, and Dr. Petrie, none of whom has at any time been one of our officers or employees. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our Board or Compensation Committee.
Policy on Reporting of Concerns Regarding Accounting Matters
The Audit and Risk Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine (800-500-0333), which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Chief Compliance Officer. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit and Risk Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.
Procedure for Approval of Transactions with Related Persons
We have established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These policies and procedures are generally not in writing, but are evidenced by principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit and Risk Committee Charter, the Audit and Risk Committee reviews and approves all related person transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related person transactions are submitted to the Audit and Risk Committee for ongoing review and oversight. Generally speaking, we enter into related person transactions only on terms that we believe are at least as favorable to the Company as those that we could obtain from an unrelated third party.

MANAGEMENT
Executive Officers
Below are the names and ages (as of March 31, 2022, except as noted) of our executive officers and a brief account of the business experience of the executive officers who are not members of our Board.
Name	Age	Title
Christopher H. Hunter	53	Chief Executive Officer (effective April 11, 2022)
David M. Duckworth	42	Chief Financial Officer
Christopher L. Howard	55	Executive Vice President, General Counsel and Secretary
John S. Hollinsworth	58	Executive Vice President of Operations
Laurence L. Harrod	66	Executive Vice President of Finance
The term of each executive officer runs until his or her successor is appointed and qualified, or until his or her earlier death, resignation or removal.
David M. Duckworth joined the Company as our Controller in April 2011 and became Chief Accounting Officer in January 2012 and Chief Financial Officer in July 2012. From May 2010 to April 2011, Mr. Duckworth served as Director of Finance at Emdeon Inc., a leading provider of revenue and payment cycle management and clinical information exchange solutions. Prior to joining Emdeon, Mr. Duckworth was a Manager with Ernst & Young LLP, which he joined in 2002.
Christopher L. Howard joined the Company in February 2011 and has served as our Executive Vice President, General Counsel and Secretary since that time. Before joining the Company, Mr. Howard served as PSI’s Executive Vice President, General Counsel and Secretary from September 2005 to November 2010. Prior to joining PSI, Mr. Howard was a partner at Waller Lansden Dortch & Davis, LLP, a law firm based in Nashville, Tennessee.
John S. Hollinsworth joined the Company as the Eastern Group President in January 2019 and became Executive Vice President of Operations in July 2019. From November 2010 to January 2019, Mr. Hollinsworth served as a Senior Vice President and Division Vice President at UHS. Previously, Mr. Hollinsworth was a Division President with PSI from 2008 until October 2010.
Laurence L. Harrod joined the Company in August 2019 and has served as our Executive Vice President of Finance since that time. Prior to that, Mr. Harrod served as Senior Vice President of Finance, Behavioral Health, at UHS, having joined UHS in September 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth information with respect to ownership of our Common Stock as of March 24, 2022, by:
•	Each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
•	Each of our directors and nominees;
•	Each of our Named Executive Officers; and
•	All of our directors and executive officers as a group.
To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 90,578,463 shares of Common Stock outstanding on March 24, 2022, unless otherwise indicated.
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
T. Rowe Price Associates, Inc.(3)	10,688,959	11.8%
The Vanguard Group(4)	8,360,117	9.2%
BlackRock, Inc.(5)	7,588,129	8.4%
Wellington Management Group LLC(6)	5,667,534	6.3%
Dimensional Fund Advisors LP(7)	5,375,423	5.9%
Debra K. Osteen	356,656	*
David M. Duckworth(8)	126,422	*
Christopher L. Howard(9)	250,274	*
John S. Hollinsworth(10)	88,098	*
Laurence L. Harrod(11)	93,105	*
Reeve B. Waud(12)	535,159	*
Jason R. Bernhard(13)	13,904	*
E. Perot Bissell(14)	31,677	*
Vicky B. Gregg(14)	24,819	*
William F. Grieco(14)	76,508	*
Wade D. Miquelon(14)	43,745	*
William M. Petrie, M.D.(14)	35,466	*
Michael J. Fucci(15)	7,843	*
All directors and executive officers as a group (13 persons)(16)	1,684,126	1.9%
*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067.
(2)
Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within 60 days of March 24, 2022. Such shares are deemed to be outstanding for the purpose of computing the “percent of class” for that individual, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(3)
Information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2022. Price Associates reported that it possesses (i) sole voting power with respect to 4,358,216 shares, and (ii) sole dispositive power with respect to all of the shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
Information is based solely on the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2022. Vanguard reported that it possessed (i) sole dispositive power with respect to 8,240,205 shares and (ii) shared dispositive power with respect to 119,912 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Information is based solely on the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2022. BlackRock reported that it possessed (i) sole voting power with respect to 7,324,409 shares and (ii) sole dispositive power with respect to all of the shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)
Information is based solely on the Schedule 13G/A filed by Wellington Management Group LLP (“Wellington”) with the SEC on February 4, 2022. Wellington reported that it possessed shared dispositive power with respect to all of the shares. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(7)
Information is based solely on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 8, 2022. Dimensional reported that it possessed (i) sole voting power with respect to 5,271,458 shares and (ii) sole dispositive power with respect to all of the shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)	Includes 30,365 shares of time-vesting restricted stock and options to purchase 3,897 shares of Common Stock.
(9)
Includes 33,616 shares held by the Christopher L. Howard Family 2017 Grantor Retained Annuity Trust, 33,616 shares held by the Angie Parrott Howard Family 2017 Grantor Retained Annuity Trust, 26,384 shares held by Mr. Howard’s wife, 31,166 shares of time-vesting restricted stock and options to purchase 6,137 shares of Common Stock.

(10)	Includes 37,661 shares of time-vesting restricted stock and options to purchase 1,250 shares of Common Stock.
(11)	Includes 30,298 shares of time-vesting restricted stock.
(12)
Includes 8,605 shares of time-vesting restricted stock. The 535,159 shares of Common Stock are owned of record as follows: (i) 157,491 shares by the Halcyon Exempt Family Trust (the “Halcyon Trust”); (ii) 37,493 shares by Waud Capital Partners, L.L.C.; (iii) 155,930 shares by the Reeve B. Waud Jr. 2012 Family Trust (the “2012 RBW Jr Family Trust”); (iv) 155,930 shares by the Cecily R.M. Waud 2012 Family Trust (the “2012 CRMW Family Trust”) and (v) 28,315 shares directly held by Mr. Waud.

Mr. Waud may be deemed to beneficially own the shares of Common Stock reported herein by virtue of (A) his being the investment advisor of the Halcyon Trust of which Mr. Waud’s children are beneficiaries, (B) his being the sole manager of WCP LLC, and (C) his being the investment advisor of the 2012 RBW Jr Family Trust and the 2012 CRMW Family Trust of which Mr. Waud’s grandchildren are beneficiaries.
(13)	Includes 8,539 shares of time-vesting restricted stock.
(14)	Includes 11,280 shares of time-vesting restricted stock.
(15)	Includes 8,605 shares of time-vesting restricted stock.
(16)	Includes 189,659 shares of time-vesting restricted stock and options to purchase 11,284 shares of Common Stock.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports in a timely manner as required during 2021. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) during 2021 were filed in a timely manner.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation arrangements that we have with our Named Executive Officers, and the alignment of our executive compensation programs with Company performance.
Named Executive Officers
Our Named Executive Officers for 2021 were:
Name	Title
Debra K. Osteen	Former Chief Executive Officer and Director
David M. Duckworth	Chief Financial Officer
Christopher L. Howard	Executive Vice President, General Counsel and Secretary
John S. Hollinsworth	Executive Vice President of Operations
Laurence L. Harrod	Executive Vice President of Finance
Executive Summary
Acadia is the leading publicly traded pure-play provider of behavioral healthcare services in the United States. Our business strategy is to acquire and develop behavioral healthcare facilities and improve our operating results within our facilities and our other behavioral healthcare operations. We strive to improve the operating results of our facilities by providing high-quality patient care, expanding referral networks and marketing initiatives while meeting the increased demand for behavioral healthcare services through expansion of our current locations as well as developing new services within existing locations. In January 2021, we completed the sale of our operations in the United Kingdom, allowing us to reduce our indebtedness and focus exclusively on our U.S. operations.
Acadia has a history of motivating leaders through the use of performance-based pay with challenging annual and long-term incentives and a record of good alignment with stockholders’ interests as a result of incentive designs and executive equity ownership. As described in greater detail below, our executive compensation program seeks to:
(i)	attract and retain superior executives by providing the opportunity to earn competitive compensation packages,
(ii)	align the pay of our executive officers with Company performance, and
(iii)	recognize and reward senior management’s individual and collective efforts relating to the financial performance of the Company and creation of stockholder value.
Despite various challenges relating to the COVID-19 pandemic, the Company produced strong operating results in 2021, which drove our 21% one-year TSR, as described below. As a result of this strong performance and based on the Company’s financial performance in 2021, our executive officers realized above target and maximum payouts under cash and equity incentive programs. Furthermore, the Compensation Committee did not make any discretionary adjustments in determining the Company’s Adjusted EBITDA, Adjusted EPS and revenue for 2021 compensation plan purposes. We believe that the compensation of our executive officers was well aligned with our financial and operating performance, and the returns experienced by our stockholders. We remain committed to providing quality patient care at our facilities and supporting our long-term strategic objectives. We believe that the Company is well positioned to address the challenges facing it and to grow through bed additions at existing facilities, joint ventures and strategic acquisitions. The Company expects each of these growth pathways to contribute to additional stockholder value creation in the future.
Summary of 2021 Company Performance
Results for 2021 include:
•	Reported revenue for 2021 was $2,314.4 million. For purposes of our 2021 non-equity incentive awards, our target level revenue was $2,266.3 million and our maximum level revenue was $2,436.3 million.
•
Adjusted EPS (as defined below) for purposes of our compensation plans was $2.70 for 2021. For purposes of our 2021 equity and non-equity incentive awards, our target level Adjusted EPS was $2.33 and our maximum level Adjusted EPS was $2.50.

•
Adjusted EBITDA (as defined below) for purposes of our compensation plans was approximately $559.0 million for 2021. For purposes of our 2021 non-equity incentive awards, our target level Adjusted EBITDA was $505.1 million and our maximum level Adjusted EBITDA was $543.0 million.

•
During 2021 we added 375 beds to our operations through organic growth, consisting of 295 beds added at existing facilities and 80 beds at one wholly-owned de novo facility, ending the year with over 10,500 beds in 238 facilities in 40 states and Puerto Rico. During 2021 we also opened ten comprehensive treatment centers.

•	Our one-year total stockholder return (“TSR”) for 2021 was approximately 21%. Our three-year TSR for compensation plan purposes for 2019 through 2021 was approximately 136%.
A reconciliation of non-GAAP financial measures can be found beginning on page 55 of this Proxy Statement.
Pay for Performance
Compensation paid to executive officers for 2021 reflects the alignment of pay with the Company’s performance, as more fully described in this Compensation Discussion and Analysis:
•
Above Target Payment of 2021 Non-Equity Incentive Compensation. The Adjusted EBITDA, Adjusted EPS and revenue measures set forth in our non-equity incentive compensation plan for 2021 were achieved at 110.7%, 115.9% and 102.1% of target, respectively, resulting in the payment of above-target cash bonuses to our Named Executive Officers as described below in the section entitled “Components of Executive Compensation — Annual Non-Equity Incentive Compensation.”

•
Vesting of Certain Equity Awards at Above Target and Maximum Levels. Based on actual 2021 Adjusted EPS performance in relation to targets, the second tranche of the performance-vesting restricted stock units granted in 2020 were earned at the maximum level and the third tranche of the performance-vesting restricted stock units granted in 2019 were earned at the maximum level, subject to the TSR modifier, as described below in the section entitled “Components of Executive Compensation — Equity-Based Compensation.”

Stockholder Approval of Executive Compensation on an Advisory Basis
At our 2021 Annual Meeting of Stockholders in May 2021, we held an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Proxy Statement dated March 24, 2021 related to the annual meeting. Stockholders of the Company expressed strong support for the compensation of our Named Executive Officers, with approximately 99% of the votes cast supporting the Company’s executive compensation. Given the strong support of the stockholders, the Compensation Committee’s approach to compensation programs for 2022 has remained relatively consistent with 2021.

Executive Compensation Highlights
Following review and discussions with our independent compensation consultant, Pay Governance LLC (“Pay Governance”), about our executive compensation program and that of our peer companies, our executive compensation program included the following features for 2021:
•
Modest Increases to Total Direct Compensation for our Named Executive Officers — Modest 3% raises to the base salary of each of our Named Executive Officers for 2021, except for Ms. Osteen whose base salary increased approximately 9% for 2021, which resulted in corresponding increases in their total direct compensation.

•
For CEO, 100% of Equity Value Delivered in Performance-Vesting Restricted Stock Unit Awards — For Ms. Osteen, pursuant to her employment agreement, 100% of overall long-term incentive value is delivered as performance vesting restricted stock units.

•
For Other NEOs, Re-affirm our Approach of Allocating the Majority of Equity Value to Performance-Vesting Restricted Stock Unit Awards — Other than Ms. Osteen, 75% of overall long-term incentive value for each Named Executive Officer is delivered as performance-vesting restricted stock units and 25% as time-vesting restricted stock awards. For Ms. Osteen, pursuant to her employment agreement, 100% of overall long-term incentive value is delivered as performance-vesting restricted stock units.

•
For Non-CEO Named Executive Officer-Performance-Vesting Restricted Stock Units, Goal Set at Grant for Performance Measured in Year Three of 2021-2023 Performance and Vesting Period — For each of our Named Executive Officers, except for Ms. Osteen, the performance-vesting restricted stock units granted in 2021 will vest only if the Company meets or exceeds established Adjusted EPS goals for the third year of the 2021-2023 period. The Compensation Committee believes that structuring the awards to vest based on the Company’s actual Adjusted EPS compared to established Adjusted EPS goals set at grant for the year ending December 31, 2023 better aligns the Named Executive Officers’ compensation with achievement of the Company’s long-term growth strategy. For Ms. Osteen, pursuant to her employment agreement, the performance-vesting restricted stock units granted in 2021 vest only if the Company meets or exceeds established Adjusted EPS goals for the one-year period ended December 31, 2021.

•
A Shift in Long-Term Performance Measurement within our Performance RSUs from Annual Internal Financial Performance and Three-Year Relative TSR to Long-Term Internal Financial Performance Only — For 2021 performance-vesting restricted stock unit awards, we are no longer applying a modifier based on our three-year TSR relative to the companies listed in the S&P Composite 1500 Index within the GICS Healthcare Providers and Services Industry Group, plus any companies in the Company’s compensation peer group that are not S&P 1500 constituents (collectively, the “TSR Peer Group”). Because the 2021 performance vesting restricted stock unit awards vest based on the Company’s long-term performance, three years out from grant, the Compensation Committee decided to shift 100% of the incentive onto that long-term internal financial performance without a relative TSR Modifier.

•
Re-affirm our Approach of Using Revenue as Component of Annual Non-Equity Incentive Awards — Continued to use revenue as a financial measure for determining annual cash incentive awards, strengthening our focus on continued strong growth and reducing the weight of Adjusted EPS in the calculation. The Compensation Committee reviewed the relationship between performance in each of our three primary incentive plan metrics (revenue, Adjusted EPS and Adjusted EBITDA) and long-term stockholder value creation and found each to be strongly correlated to long-term stockholder value.

See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the compensation paid to our Named Executive Officers.

Compensation Process and Philosophy
The Compensation Committee is responsible for discharging our Board of Directors’ responsibilities relating to the oversight, administration and approval of our compensation plans, policies and programs for our executive officers and directors. The primary responsibilities and duties of the Compensation Committee are described above in the section entitled “CORPORATE GOVERNANCE — Committees of the Board of Directors — Compensation Committee.”
Our executive compensation program seeks to:
•	Link the interests of management with those of our stockholders by encouraging stock ownership and aligning performance equity awards with stockholder returns;
•	Attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the healthcare industry;
•
Recognize and reward senior management’s individual and collective efforts relating to the financial performance of the Company and creation of stockholder value through salary, annual cash incentives and long-term stock-based incentives; and

•	Manage compensation based on the individual’s level of skill, knowledge, effort and responsibility.
The Compensation Committee believes that the compensation of our executive officers should provide a competitive level of total compensation necessary to attract and retain talented and experienced executives, and motivate them to contribute to our success. The Compensation Committee has a pay-for-performance philosophy that works to align the interests of management with the interests of stockholders through the use of incentive compensation and an approach that puts a majority of the compensation of our Named Executive Officers at risk if the Company does not perform.
Our Compensation Committee reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. Historically, our Chief Executive Officer provided the Compensation Committee with input regarding the performance of and compensation recommendations for other executive officers based on her direct knowledge of their contributions during the year. Our Chief Executive Officer does not play any role with respect to the deliberations and determinations about her own compensation. Our Chief Executive Officer considers internal pay equity issues, individual contribution and performance, competitive pressures and our financial performance in making her recommendations to the Compensation Committee.
Our Compensation Committee believes that our executive compensation program should be internally consistent and equitable in order to achieve our compensation goals. The Compensation Committee relies on its collective judgment together with the information provided to it by management, the analyses and goals described above and the recommendations of our Chief Executive Officer. The Compensation Committee also considers the qualifications, length of service, experience, consistency of performance, position, responsibilities, individual performance and available competitive alternatives of our executives, their existing compensation and our financial resources, performance and prospects in determining appropriate levels of compensation for our executives.
Executive Compensation Practices
Highlighted below are some of the key elements of our compensation program that the Compensation Committee believes evidence strong corporate governance and alignment of our executive compensation with long-term stockholder interests.
What We Do
✔	Vast majority of pay is performance-based and not guaranteed
✔	Engage stockholders and seek feedback on our executive compensation program
✔	Apply stringent share ownership and share retention policies
✔	Use of peer market data for benchmarking and calibration
✔	Consult with an independent compensation consultant

✔	Prohibit hedging and short sales by officers and directors
✔	Prohibit officers and directors from pledging Company stock or holding Company stock in a margin account
✔	Utilize double trigger severance agreements upon a change in control
✔	Include clawback provisions in our key compensation programs
✔	Conduct an annual risk assessment of our compensation program
✔	Separate Chief Executive Officer and Chairman of the Board
What We Don’t Do
✘	No supplemental executive retirement plans
✘	No stock option repricing or exchanges without stockholder approval
✘	No single trigger vesting of equity or cash severance payments upon a change in control
✘	No excessive perquisites
✘	No tax gross-ups related to change in control or otherwise
Role of Compensation Consultant
Since 2018, the Compensation Committee has retained Pay Governance to advise it with respect to the Company’s executive compensation program. The Compensation Committee has considered the relationships that Pay Governance has had with the Company, the members of the Compensation Committee and our executive officers, and has taken into account the factors required by NASDAQ to be considered when assessing a consultant’s independence. For 2021, after considering such relationships and factors, the Compensation Committee determined that the work of Pay Governance did not raise any conflicts of interest. Outside of their direct engagement by the Compensation Committee as independent compensation consultants to the Compensation Committee with respect to executive compensation matters, Pay Governance did not provide other services to the Company in 2021.
Peer Group Comparison
In late 2020, for purposes of reviewing 2020 compensation and setting 2021 compensation for our executive officers, Pay Governance assisted the Compensation Committee in establishing a peer group of publicly-traded healthcare companies generally similarly sized and with similar service offerings to us (the “2021 Peer Group”). The 2021 Peer Group consisted of the following companies:
•	AMN Healthcare Services, Inc.	•	The Ensign Group, Inc.
•	Amedisys, Inc.	•	Healthcare Services Group, Inc.
•	Brookdale Senior Living Inc.	•	LHC Group, Inc.
•	Chemed Corporation	•	Magellan Health, Inc.(1)
•	DaVita Inc.	•	MEDNAX, Inc.
•	Encompass Health Corporation	•	Select Medical Holdings Corporation
(1)	Ceased to be a publicly traded company during 2022.
The 2021 Peer Group was established using similar criteria for selection of the prior year’s peer group selected by our Compensation Committee, specifically: industry, market capitalization, revenue and revenue growth, and adjusting for mergers and acquisition activity among peers.
In late 2021, for purposes of reviewing 2021 compensation and setting 2022 compensation for our executive officers, Pay Governance assisted the Compensation Committee in establishing a peer group for 2022 (the “2022 Peer Group”). The 2022 Peer Group consisted of all of the companies in the 2021 Peer Group.

Components of Executive Compensation
The components of our compensation program for executive officers include base salary, performance-based cash and equity incentive compensation, and time-based equity awards.
The following table summarizes the elements of our compensation program for our Named Executive Officers and provides information about each element:
Category of Compensation	Elements of Compensation	Metrics Used	Rationale for Compensation
Base Compensation	Base Salary	N/A	• Attract, retain, and motivate key executive talent • Provide income security • Recognizes different levels of responsibility

Short-Term Incentives	Annual Cash Payment	Adjusted EBITDA Adjusted EPS Revenue	• Motivate and reward annual performance results • Encourages focus on growth of Company

Long-Term Incentives	Time-Vesting and Performance-Vesting Equity Grants	Adjusted EPS	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	N/A	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement
As illustrated in the charts below and consistent with our pay-for-performance philosophy, 90% of our Chief Executive Officer’s total direct compensation and, on average, 83% of the other Named Executive Officers’ total direct compensation for 2021 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes base salary, actual non-equity incentive compensation and the grant date fair value of our annual equity grants made in 2021, and is exclusive of any retention bonuses. The stock awards portion of these charts were determined using a Monte-Carlo simulation value for performance-vesting restricted stock units issued in 2020 and 2019 and assume that target performance goals for performance-vesting restricted stock units issued in 2021, 2020 and 2019, as applicable, are attained during the 2021 performance period in accordance with ASC 718. See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the compensation paid to our Named Executive Officers.

Base Salary
Our Compensation Committee generally meets on an annual basis to review each Named Executive Officer’s base salary and to consider adjustments to each Named Executive Officer’s base salary for the following year. The base salaries under the employment agreements for our Named Executive Officers are subject to an annual review and potential increase in the sole discretion of the Compensation Committee.
In setting base salaries for 2021 and 2022, the Compensation Committee reviewed the composition of the relevant peer group and discussed peer group information with the Compensation Committee’s independent compensation consultants. For 2021, for Named Executive Officers other than herself, Ms. Osteen provided the Compensation Committee with an evaluation of the individual performance and roles and responsibilities of each executive officer. Given our financial performance for 2021 and other considerations deemed relevant by the Compensation Committee, the committee determined to provide 3.0% raises to the base salary of each of our Named Executive Officers (other than Ms. Osteen) for 2022.
The base salaries for the Named Executive Officers effective as of January 1, 2020 and 2021 were as follows:
Name	Base Salary As of January 1, 2020	Base Salary As of January 1, 2021	Percentage Increase
Debra K. Osteen	$918,000	$1,000,000	8.9%
David M. Duckworth	635,558	654,625	3.0%
Christopher L. Howard	581,584	599,032	3.0%
John S. Hollinsworth	596,700	614,601	3.0%
Laurence L. Harrod	566,100	583,083	3.0%
The base salaries for the Named Executive Officers effective as of January 1, 2021 and 2022 were as follows:
Name	Base Salary As of January 1, 2021	Base Salary As of January 1, 2022	Percentage Increase
Debra K. Osteen	$1,000,000	$1,000,000	0.0%
David M. Duckworth	654,625	674,264	3.0%
Christopher L. Howard	599,032	617,003	3.0%
John S. Hollinsworth	614,601	633,039	3.0%
Laurence L. Harrod	583,083	600,575	3.0%
See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the base salaries paid to our Named Executive Officers.
Annual Non-Equity Incentive Compensation
Annual non-equity incentive awards paid to our Named Executive Officers are a reward for the realization of established performance objectives. Our Compensation Committee annually adopts a cash bonus plan pursuant to the Company’s Amended and Restated Incentive Compensation Plan (the “Incentive Plan”) for each Named Executive Officer. The Compensation Committee generally meets in February or March to review whether and the extent to which performance objectives have been achieved for the prior year. All non-equity incentive awards are subject to the review and approval of the Compensation Committee, which has the discretion to adjust any and all such awards.
2021 Awards
Annual non-equity incentive compensation payable to our Named Executive Officers for 2021 was based 100% on the Company-wide measures Adjusted EBITDA, Adjusted EPS and revenue, with Adjusted EBITDA determining 50% of the total incentive award, Adjusted EPS determining 30% of the total incentive award and revenue determining 20% of the total incentive award. The Compensation Committee used these measures for determining annual cash incentive awards because they are important measures of our performance and the performance of our management, they drive our success and growth and they are key criteria by which management plans and analyzes our business.

For purposes of determining 2021 non-equity incentive compensation, we define Adjusted EBITDA as the sum of the following: (a) net income from continuing operations, (b) interest expense, (c) income tax expense, (d) depreciation and amortization expense, (e) equity-based compensation expense, (f) transaction-related expenses (e.g. acquisition-related diligence and advisory costs, contract termination costs, etc.), (g) gain or loss on extinguishment of debt, (h) impairment and other non-cash gains and charges (e.g. gain or loss on disposal of property), (i) legal settlement costs, (j) severance and restructuring costs, and (k) gain or loss on foreign currency derivatives, as disclosed in or derived from the Company’s Annual Report on Form 10-K, press releases or other financial records, as appropriate. Adjusted EPS is defined as (a) adjusted income from continuing operations attributable to the Company divided by (b) diluted weighted-average shares outstanding. Adjusted income from continuing operations attributable to the Company is defined as the sum of (a) net income attributable to the Company; (b) income or loss from discontinued operations; and (c) provision for income taxes; plus the sum of (d) transaction-related expenses (e.g. acquisition-related diligence and advisory costs, contract termination costs, etc.); (e) gain or loss on extinguishment of debt; (f) impairment and other non-cash gains and charges (e.g. gain or loss on disposal of property); (g) legal settlement costs; (h) severance and restructuring costs; and (i) gain or loss on foreign currency derivatives; minus (j) adjusted income tax provision, as disclosed in or derived from the Company’s Annual Report on Form 10-K, press releases or other financial records, as appropriate. Adjusted EBITDA and Adjusted EPS are calculated net of non-equity incentive payments and excluding the impact of gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates.
The Compensation Committee did not make any adjustments, whether for the COVID-19 pandemic or otherwise, in determining Adjusted EBITDA, Adjusted EPS and revenue goals for 2021 compensation plan purposes. Despite various challenges relating to the COVID-19 pandemic, the Company produced strong operating results in 2021. Based on the Company’s financial performance in 2021, our executive officers realized above target and maximum payouts under cash and equity incentive programs.
The table below sets forth the threshold, target and maximum cash incentive award for 2021 (as a percentage of base salary) for each of the applicable Named Executive Officers.
Name	Threshold(1)	Target	Maximum
Debra K. Osteen	50.0%	100%	200%
David M. Duckworth	42.5%	85%	170%
Christopher L. Howard	42.5%	85%	170%
John S. Hollinsworth	42.5%	85%	170%
Laurence L. Harrod	42.5%	85%	170%
(1)
As described below, Named Executive Officers may receive an aggregate of less than the threshold percentage of their base salary listed above if performance exceeds the threshold level of one or more, but not all, of the applicable performance measures.

These target and maximum percentages are no less than the target and maximum percentages that each executive is eligible to earn (as a percentage of base salary) pursuant to the employment agreements entered into with each applicable executive.
The table below summarizes the performance measures and actual results applicable to our 2021 non-equity incentive awards. Straight-line interpolation is used to determine awards for performance between goal levels. Payout ranges reflect a percentage of a Named Executive Officer’s base salary.
	Weighting	Threshold	Target	Maximum	Actual	% of Target
	(amounts in millions, other than EPS)
Performance Metric
Adjusted EBITDA	50%	$467.2	$505.1	$543.0	$559.0	110.7%
Adjusted EPS	30%	$2.16	$2.33	$2.50	$2.70	115.9%
Revenue	20%	$2,096.3	$2,266.3	$2,436.3	$2,314.4	102.1%
Performance Range (as % of Target measure)		92.5%	100.0%	107.5%
Payout Range (CEO)		50.0%	100.0%	200.0%
Payout Range (other NEOs)		42.5%	85.0%	170.0%

In February 2022, the Compensation Committee evaluated whether and the extent to which the performance goals for the 2021 annual non-equity incentive awards had been achieved. As a result of 2021 performance, the Named Executive Officers listed below received the following cash incentive payments with respect to 2021. The resulting payout for our applicable Named Executive Officers as a percentage of target was 185.7%.
Name	EBITDA Component	EPS Component	Revenue Component	Total Cash Incentive Payment
Debra K. Osteen	$1,000,000	$600,000	$256,590	$1,856,590
David M. Duckworth	556,431	333,859	142,775	1,033,065
Christopher L. Howard	509,177	305,506	130,650	945,333
John S. Hollinsworth	522,411	313,447	134,046	969,903
Laurence L. Harrod	495,621	297,372	127,171	920,164
Equity-Based Compensation
Our Compensation Committee believes that time-vesting restricted stock and performance-vesting restricted stock units are a key component to the compensation of our executive officers, and providing a mix of different types of equity awards is consistent with market practice for executive officers in our peer group. The Compensation Committee believes that time-vesting restricted stock and performance-vesting restricted stock units provide a substantial incentive to our Named Executive Officers by allowing them to directly participate in any increase in our long-term value. These incentives are intended to reward, motivate and retain the services of our Named Executive Officers. The Compensation Committee believes that a mix of equity awards aligns the interests of our Named Executive Officers with those of our stockholders and is consistent with our pay-for-performance philosophy. Equity-based awards are typically granted under the Incentive Plan in March of each year.
Equity Awards Granted in 2021
The Compensation Committee has maintained Adjusted EPS as the core long-term metric for purposes of performance vesting equity awards and continues to believe that a substantial portion of equity awards should be performance based (with 75% of awards being performance-vesting restricted stock units and 25% of awards being time-vesting restricted stock, other than for Ms. Osteen with 100% of her awards being performance-vesting restricted stock units). In addition, awards of equity-based compensation are subject to the following parameters:
•
For performance-vesting restricted stock units, long-term financial performance is measured against an Adjusted EPS goal set at the time of the grant for performance in the third year of a three-year performance period.

•
Shares earned based on Adjusted EPS results are released at the end of the three-year term of the award. The Compensation Committee believes that release of shares at the end of the three-year term increases the long-term orientation of the compensation program.

•	The Adjusted EPS performance range is 92.5% to 107.5%. This range recognizes potential business volatility over a three-year term and is consistent with the approach taken by our peers.
Effective April 23, 2021, the Compensation Committee approved annual grants of the following number of performance-vesting restricted stock units (subject to the achievement of certain performance goals and continued employment) and shares of time-vesting restricted stock under the Incentive Plan to our Named Executive Officers.
Name	Performance-Vesting Restricted Stock Units	Time-Vesting Restricted Stock	Grant Date Fair Value of Stock Awards(1)
Debra K. Osteen	84,525	—	$5,199,978
David M. Duckworth	15,961	5,320	$1,309,207
Christopher L. Howard	16,432	5,477	$1,347,842
John S. Hollinsworth	16,859	5,620	$1,382,908
Laurence L. Harrod	15,639	5,213	$1,282,815
(1)
Reflects the aggregate grant date fair value of such time-vesting restricted stock and performance-vesting restricted stock units, computed in accordance with ASC 718. The awards are described in more detail in the “EXECUTIVE COMPENSATION - Grants of Plan-Based Awards” section below.

The allocation among performance-vesting restricted stock units (75% of the total equity award) and time-vesting restricted stock (25% of the total equity award) is not based on a formula approach but reflects the Compensation Committee’s view that most equity-based incentives should be performance-based and at risk. The Named Executive Officers must be employed by the Company at the time the performance-vesting restricted stock units and/or time-vesting restricted stock vest in order to receive the shares of Common Stock underlying each award, except in the case of certain terminations of employment as discussed under the heading “EXECUTIVE COMPENSATION — Potential Payments Upon Termination or Change in Control under the Employment Agreements.” An executive who retires prior to issuance will receive a pro rata share of any earned awards based on the date of retirement.
Performance-Vesting Restricted Stock Units. For the Named Executive Officers other than Ms. Osteen, the performance-vesting restricted stock units granted effective April 23, 2021 are earned based upon the achievement of a specified performance level of Adjusted EPS for 2023. For Ms. Osteen, the performance-vesting restricted stock units granted effective April 23, 2021 are earned based upon the achievement of a specified performance level of Adjusted EPS for 2021, which aligns the performance measurement of Ms. Osteen’s equity awards with the term of her January 2021 employment agreement, as amended. The Compensation Committee established, on the grant date, the performance objectives for 2021 (for Ms. Osteen) and for 2023 (for all other Named Executive Officers) for purposes of the vesting of restricted stock units. The Compensation Committee believes that Adjusted EPS is the appropriate financial measure for determining vesting of performance-vesting restricted stock unit awards because it is an important measure of our performance and the performance of our management, it drives our success and growth and it is a key criterion by which management plans and analyzes our business.
The number of shares of Common Stock that may be issued upon vesting of the performance-vesting restricted stock units ranges from 0% to 200% of the total number of units set forth above in accordance with a formula based on our Adjusted EPS. None of the performance-vesting restricted stock units will vest for performance below 92.5% of the specified Adjusted EPS. Unearned performance awards in the performance period are forfeited.
For 2021, the threshold award (as a percentage of the number of performance-vesting restricted stock units eligible for vesting based on the applicable performance period) for each applicable Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%.
For purposes of our 2021 awards of performance-vesting restricted stock units to Ms. Osteen, our target level Adjusted EPS was $2.33. The table below sets forth the number of shares of Common Stock that Ms. Osteen was eligible to earn for 2021 (as a percentage of the number of performance-vesting restricted stock units eligible for vesting based on 2021 performance), subject to continued employment throughout the performance period, based upon the Company’s actual Adjusted EPS for 2021. For example, if our actual Adjusted EPS for 2021 was $2.33, Ms. Osteen would earn the number of shares of Common Stock equal to 100% of the number of performance-vesting restricted stock units granted.
Adjusted EPS of $2.16 - $2.33	Adjusted EPS of $2.33 - $2.50	Adjusted EPS of $2.50 or Greater
50% - 100%	100% - 200%	200%
In February 2022, the Compensation Committee evaluated whether and the extent to which the performance goals for the 2021 performance-vesting restricted stock unit awards for Ms. Osteen had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2021 was $2.70, resulting in 200% of the 2021 performance-vesting restricted stock unit annual award being earned as reflected in the table below:
Name	2021 Performance- Vesting Restricted Stock Unit Grant	Shares Earned Under 2021 Performance-Vesting Restricted Stock Unit Grant(1)
Debra K. Osteen	84,525	169,050
(1)	Amount reflects the grant multiplied by 200%.
Time-Vesting Restricted Stock. The time-vesting restricted stock granted in 2021 vests 25% per year on the four successive anniversaries of the date of grant.

2020 and 2019 Performance-Vesting Restricted Stock Unit Awards Earned
On March 24, 2020 and May 2, 2019, the Compensation Committee approved grants of the following number of performance-vesting restricted stock units under the Incentive Plan to our Named Executive Officers listed below:
Name	2020-2022 Performance- Vesting Restricted Stock Units	2019-2021 Performance- Vesting Restricted Stock Units
Debra K. Osteen	254,669	74,143
David M. Duckworth	80,928	28,874
Christopher L. Howard	83,313	29,153
John S. Hollinsworth	85,478	34,017
Laurence L. Harrod	79,292	31,556
The performance-vesting restricted stock units granted in 2020 and 2019 are earned in three equal annual installments based upon the achievement of specified performance levels of Adjusted EPS. The performance-vesting restricted stock units granted in 2020 and 2019 include the application of the TSR modifier described below that measures the Company’s TSR performance relative to a group of industry comparators over the full three-year performance period. The number of shares accumulated during the term of the performance period for the applicable performance-vesting restricted stock units are increased or decreased by up to 25% at the end of the three-year term based on our three-year TSR relative to that of the TSR Peer Group. If our absolute TSR is negative, the TSR modifier is capped at 100% and cannot increase the share payout. Further, our TSR modifier schedule requires 55th percentile achievement or greater for positive (i.e., 100% or greater) increase to shares accumulated.
Relative TSR Achieved (compared to TSR Peer Group)	% of Target Awarded(1)(2)
75th percentile or greater	125%
55th percentile	100%
30th percentile or less	75%
(1)	Interpolated for performance between percentiles.
(2)	TSR modifier capped at 100% if the Company’s TSR is negative, regardless of applicable Adjusted EPS amount.
The number of shares of Common Stock that may be issued upon vesting of the performance-vesting restricted stock units ranges from 0% to 200% of the total number of units set forth above in accordance with a formula based on our Adjusted EPS. None of the performance-vesting restricted stock units granted in 2020 and 2019 will vest for performance below 92.5% of the specified Adjusted EPS.
One-third of each of the target amounts for the 2020 and 2019 awards are subject to 2021 Adjusted EPS performance. For 2021 performance under the 2020 and 2019 performance-vesting restricted stock unit awards, the threshold award (as a percentage of the number of performance-vesting restricted stock units eligible for vesting based on 2020 performance) for each applicable Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. The actual number of shares of Common Stock to be issued upon vesting of the performance-vesting restricted stock units each year is based on the Company’s actual Adjusted EPS relative to the specified Adjusted EPS for the corresponding year.
For purposes of our 2020 and 2019 awards of performance-vesting restricted stock units, our target level Adjusted EPS for 2021 was $2.33. The table below sets forth the number of shares of Common Stock that each applicable Named Executive Officer was eligible to earn for 2021 performance under the 2020 and 2019 performance-vesting restricted stock unit awards (as a percentage of the number of performance-vesting restricted stock units eligible for vesting based on 2021 performance), subject to continued employment throughout the performance period, based upon the Company’s actual Adjusted EPS for 2021. For example, for the 2020 and 2019 performance-vesting restricted stock unit awards, if our Adjusted EPS for 2021 was $2.33, each Named

Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of performance-vesting restricted stock units that may vest based on 2021 performance, or one-third of the respective target grant. For such awards, the remaining grant amount remains subject to future year performance standards.
Adjusted EPS of $2.16 - $2.33	Adjusted EPS of $2.33 - $2.50	Adjusted EPS of $2.50 or Greater
50% - 100%	100% - 200%	200%
In February 2022, the Compensation Committee evaluated whether and the extent to which the 2021 performance goals for the 2020 and 2019 performance-vesting restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2021 was $2.70. As a result, the following number of shares of Common Stock were earned by the Named Executive Officers listed below for 2021 pursuant to the 2020 performance-vesting restricted stock unit awards and the 2019 performance-vesting restricted stock unit awards, respectively, subject to the three-year TSR modifier:
2020-2022 Performance-Vesting Restricted Stock Units
Name	2020-2022 Performance-Vesting Restricted Stock Unit Grant	Target Shares Subject to 2021 Performance(1)	Shares Earned Under 2020 Performance-Vesting Restricted Stock Unit Grant(2)
Debra K. Osteen	254,669	84,889	169,778
David M. Duckworth	80,928	26,976	53,952
Christopher L. Howard	83,313	27,771	55,542
John S. Hollinsworth	85,478	28,492	56,984
Laurence L. Harrod	79,292	26,430	52,860
(1)	Amounts reflect one-third of the grant.
(2)	Amounts reflect one-third of the grant multiplied by 200%.
2019-2021 Performance-Vesting Restricted Stock Units
Name	2019-2021 Performance-Vesting Restricted Stock Unit Grant	Target Shares Subject to 2021 Performance(1)	Shares Earned Under 2019 Restricted Stock Unit Grant(2)
Debra K. Osteen	74,143	24,715	49,430
David M. Duckworth	28,874	9,624	19,248
Christopher L. Howard	29,153	9,717	19,434
John S. Hollinsworth	34,017	11,339	22,678
Laurence L. Harrod	31,556	10,518	21,036
(1)	Amounts reflect one-third of the grant.
(2)	Amounts reflect one-third of the grant multiplied by 200%.

On February 25, 2022, following review of materials prepared by our independent compensation consultant, the Compensation Committee confirmed the three-year TSR results for the 2019 performance-vesting restricted stock unit awards. The Compensation Committee determined that the Company’s three-year TSR was 101.1%, which placed the Company at the 69% percentile of the TSR Peer Group during that period. Under the terms of the award, that ranking resulted in the application of a three-year TSR modifier of 117.4% to the shares earned, as reflected in the table below:
Name	2019-2021 Annual Performance- Vesting Restricted Stock Unit Grant	Shares Earned for 2019 Performance(1)	Shares Earned for 2020 Performance(2)	Shares Earned for 2021 Performance	Subtotal	Shares Issued(3)
Debra K. Osteen	74,143	12,740	49,428	49,430	111,598	131,016
David M. Duckworth	28,874	4,962	19,250	19,248	43,460	51,022
Christopher L. Howard	29,153	5,010	19,436	19,434	43,880	51,515
John S. Hollinsworth	34,017	5,845	22,678	22,678	51,201	60,110
Laurence L. Harrod	31,556	5,423	21,038	21,036	47,497	55,761
(1)
See the section in our Proxy Statement dated March 21, 2019 entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation — 2019 Annual Awards” for more information.

(2)
See the section in our Proxy Statement dated March 25, 2020 entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation — 2020 Annual Awards” for more information.

(3)	Amounts reflect application of three-year TSR modifier of 117.4%.
Perquisites and other Benefits
We provide our Named Executive Officers with modest perquisites (less than $10,000 on an annual basis) that our Compensation Committee believes are reasonable and consistent with our overall executive compensation program. Our Compensation Committee believes that such perquisites help us to retain our executive personnel and allows them to operate more effectively.
Our Named Executive Officers are eligible for health and welfare benefits available to eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage. The Named Executive Officers also participate in a separate insurance plan that provides long term care benefits to the executives and their spouses. Our general policies applicable to all employees govern paid vacation and other time off for our Named Executive Officers.
Compensation Clawback Policy
If the Company is required to restate its financial statements as a result of misconduct, Section 304 of the Sarbanes-Oxley Act requires the Chief Executive Officer and the Chief Financial Officer to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. On February 26, 2015, the Compensation Committee adopted and approved a compensation clawback policy applicable to performance-based equity awards issued to executive officers during and after 2015. Under the clawback policy, if a Named Executive Officer is determined by the Board to have engaged in fraud or misconduct contributing to restatement of the Company’s financial statements, the Board shall take appropriate action to address such events, including requiring (i) reimbursement of any equity securities that vested during the preceding three year period, including any proceeds from the sale of such securities, and (ii) cancellation of all unvested equity securities during such three-year period.
Section 954 of the Dodd-Frank Act directs the SEC to promulgate additional rules requiring companies listed on stock exchanges to adopt policies regarding the recovery of executive compensation from executive officers for accounting restatements resulting from material noncompliance with any financial reporting requirement under the securities laws. In accordance with Section 954 of the Dodd-Frank Act, the SEC issued proposed rules in 2015 regarding the adoption of clawback policies. Upon the SEC’s adoption and publication of final rules implementing these requirements, the Compensation Committee will review and, if necessary, revise the Company’s clawback policy to conform with such rules.

Deferred Compensation Plan
On February 28, 2013, our Board adopted and approved the Acadia Healthcare Company, Inc. Deferred Compensation Plan, effective February 1, 2013 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is designed to provide tax-deferred compensation for our eligible employees, including executive officers. Deferred compensation plans are common in our industry and help in the recruitment and retention of top executive talent.
Under the Deferred Compensation Plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.
Risk Assessment
In addition to overseeing the Company’s executive compensation program, the Compensation Committee considers the risk profile of the Company’s compensation policies and practices for all employees. The Compensation Committee has concluded that the Company’s compensation program does not encourage excessive or inappropriate risk taking and determined that such program is not reasonably likely to have a material adverse impact on the Company. See “CORPORATE GOVERNANCE – Risk Oversight” for more information about the Board’s role in our risk management process.
Internal Revenue Code Section 162(m)
Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation. For taxable years ending December 31, 2017 and earlier, “covered employees” generally referred to the company’s Chief Executive Officer and its next three most highly compensated executive officers (excluding the Chief Financial Officer) in the year that the compensation is paid. This limitation does not apply to compensation that is considered “qualified performance-based compensation” under the rules of Section 162(m). The exemption from Section 162(m)’s deduction limitation for “qualified performance-based compensation” was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, beginning with taxable years beginning after December 31, 2017, “covered employees” generally was expanded to include the Company’s chief financial officer; also, each individual who is a covered employee for any taxable year beginning after December 31, 2016 will remain a covered employee for all future years.
Stock Ownership Guidelines, Insider Trading Policy, Hedging and Pledging
In March 2012, the Board of Directors adopted stock ownership guidelines for non-management directors. The guidelines require that each non-management director hold an investment position in our Common Stock equal in value to five times the annual cash retainer (exclusive of any Board committee retainers) paid to non-management directors. The guidelines provide for a five-year transition period during which directors can attain the required ownership. As of December 31, 2021, all of our non-management directors satisfied the applicable stock ownership guidelines.

In December 2014, the Board of Directors adopted stock ownership guidelines for certain designated officers. The guidelines require that the Named Executive Officers hold an investment position in our Common Stock equal to the following multiples of annual base salary:
Position	Fair Market Value of Stock Holdings as a Multiple of Base Salary
Chief Executive Officer	5x
Other Named Executive Officers	3x
The guidelines provide for a five-year transition period during which executive officers can attain the required ownership. If an executive officer becomes subject to a greater ownership threshold due to an increase in the amount of his or her annual base salary, the executive officer must satisfy the greater ownership threshold within the later of the original five-year transition period or two years from the effective date of the increase in annual base salary. As of December 31, 2021, all of our Named Executive Officers satisfied the applicable stock ownership guidelines.
Pursuant to the stock ownership guidelines applicable to non-management directors and executive officers, ownership of the following shares of Common Stock (“Qualified Shares”) are counted toward the satisfaction of the applicable ownership requirements: (i) shares owned directly by the non-management director or the executive officer; (ii) shares owned indirectly (e.g. by a spouse or in trust); (iii) restricted shares, including restricted shares that have been granted but that have not vested; (iv) shares issuable upon the settlement of vested performance-vesting restricted stock units; and (v) shares obtained through stock option exercises. For the avoidance of doubt, shares that underlie unexercised options, whether or not vested, will not be deemed to be Qualified Shares.
We maintain an insider trading policy that governs transactions in our securities by directors, officers and other employees. Among other provisions, the policy prohibits “short-selling” of any equity security of the Company and any hedging transactions. Directors and officers are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Termination and Change-in-Control Arrangements
Under the terms of the compensation plans and employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment. The specific terms of these arrangements are discussed under the heading “EXECUTIVE COMPENSATION — Potential Payments Upon Termination or Change in Control under the Employment Agreements.” The Compensation Committee believes that these arrangements are appropriate and necessary to attract and retain talented senior executives. The Compensation Committee believes that the potential payments and benefits provide security and encourage retention in the event of an actual or potential change in control, such as a sale or “hostile” takeover. The absence of such arrangements could impact our ability to hire talented executives and an executive’s willingness to work through a merger or sale transaction which could be beneficial to our stockholders.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE:

Wade D. Miquelon, Chairman
Michael J. Fucci
Vicky B. Gregg
William M. Petrie, M.D.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following summary compensation table reflects the compensation paid or accrued by us with respect to each of the Named Executive Officers:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Debra K. Osteen Former Chief Executive Officer	2021	$1,000,000	$—	$6,989,753	$—	$1,856,590	$6,764	$9,853,107
	2020	918,000	—	2,789,779	—	1,417,168	6,448	5,131,395
	2019	900,000	2,500,000(5)	3,672,558(6)	—	568,927	81,116	7,722,601

David M. Duckworth Chief Financial Officer	2021	654,625	—	1,941,749	—	1,033,065	21,463	3,659,902
	2020	635,558	—	1,248,999	—	833,974	21,185	2,739,716
	2019	623,096	—	1,179,746	—	334,802	16,240	2,153,884

Christopher L. Howard Executive Vice President, General Counsel and Secretary	2021	599,032	—	1,992,159	—	945,333	5,602	3,542,126
	2020	581,584	—	1,316,121	—	763,150	5,337	2,666,192
	2019	559,215	—	1,266,389	—	300,477	5,461	2,131,542

John S. Hollinsworth(7) Executive Vice President of Operations	2021	614,601	—	2,033,824	—	969,903	6,437	3,624,765
	2020	596,700	—	986,564	—	782,985	6,121	2,372,370
	2019	480,288	120,000(8)	1,242,959	52,250	146,401	35,301	2,197,199

Laurence L. Harrod(9) Executive Vice President of Finance	2021	583,083	410,000(10)	1,886,643	—	920,164	6,764	3,806,654
	2020	566,100	410,000(11)	915,185	—	742,832	5,306	2,639,423
	2019	202,789	200,000(12)	628,900	—	116,017	153	1,147,859
(1)
Reflects the aggregate grant date fair value of time-vesting restricted stock and performance-vesting restricted stock units granted to each applicable Named Executive Officer pursuant to the Incentive Plan, determined using a Monte-Carlo simulation value (other than the time-vesting restricted stock and 2021 performance-vesting restricted stock unit awards) and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 16 to the Consolidated Financial Statements contained in the Company’s 2021 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. With respect to annual grants of performance-vesting restricted stock units, other than the 2021 performance-vesting restricted stock unit awards, the units vest over three years and the amounts for a given year assume that the performance goals are attained during a respective annual performance period in accordance with ASC 718. With respect to annual grants of performance-vesting restricted stock units in 2021, the units vest based upon the achievement of specified performance goals in 2023 and the amounts assume that such performance goals are attained during such performance period in accordance with ASC 718.

The amounts relating to performance-vesting restricted stock unit awards for 2021 represent the sum of the grant date fair value of the target number of shares that may be earned based on 2021 performance pursuant to (a) the target amount of the 2021 performance-vesting restricted stock unit award, (b) the second tranche of the 2020 performance-vesting restricted stock unit award and (c) the third tranche of the 2019 performance-vesting restricted stock unit award, as applicable to each Named Executive Officer.
The amounts relating to performance-vesting restricted stock unit awards for 2020 represent the sum of the grant date fair value of the target number of shares that may be earned based on 2020 performance pursuant to (a) the first tranche of the 2020 performance-vesting restricted stock unit award, (b) the second tranche of the 2019 performance-vesting restricted stock unit award and (c) the third tranche of the 2018 performance-vesting restricted stock unit award, as applicable to each Named Executive Officer.
The amounts relating to performance-vesting restricted stock unit awards for 2019 represent the sum of the grant date fair value of the target number of shares that may be earned based on 2019 performance pursuant to (a) the first tranche of the 2019 performance-vesting restricted stock unit award, (b) the second tranche of the 2018 annual performance-vesting restricted stock unit award and (c) the second tranche of the 2018 transition performance-vesting restricted stock unit award, as applicable to each Named Executive Officer.

Assuming that the maximum performance goals are attained during a respective annual performance period in accordance with ASC 718 for the applicable tranche of the performance-vesting restricted stock units granted in 2021, 2020 and 2019, (i) the aggregate grant date fair value of the annual grants of performance-vesting restricted stock units would have been, and (ii) the aggregate grant date fair value of the total stock awards (including awards of both time-vesting restricted stock and performance-vesting restricted stock units) would have been:
Name	Year	2021 RSU Awards	2020 RSU Awards	2019 RSU Awards	2018 RSU Awards	Total RSU Awards	Total Stock Awards
Debra K. Osteen	2021	$10,399,956	$1,779,647	$1,779,902	$—	$13,979,505	$13,979,505
	2020	—	1,779,647	1,779,902	—	3,579,549	4,579,553
	2019	—	—	1,779,902	—	1,779,902	4,562,510

David M. Duckworth	2021	2,021,793	571,891	693,193	—	3,228,925	3,556,212
	2020	—	571,891	693,193	597,361	1,862,444	2,180,222
	2019	—	—	1,139,010	597,361	1,736,370	2,047,932

Christopher L. Howard	2021	1,963,841	588,745	699,890	—	3,310,429	3,647,374
	2020	—	588,745	699,890	689,321	1,977,956	2,305,099
	2019	—	—	1,214,314	689,321	1,903,635	2,218,207

John S. Hollinsworth	2021	2,074,331	604,030	697,802	—	3,376,164	3,721,906
	2020	—	604,030	697,802	—	1,301,832	1,637,480
	2019	—	—	697,802	—	697,802	1,591,860

Laurence L. Harrod	2021	1,924,223	560,316	647,339	—	3,131,878	3,452,582
	2020	—	560,316	647,339	—	1,207,655	1,519,012
	2019	—	—	647,278	—	647,278	952,539
See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS — Components of Executive Compensation —Equity-Based Compensation” for more information about the time-vesting restricted stock and performance-vesting restricted stock units.
(2)
Reflects the grant date fair value of stock options granted to Mr. Hollinsworth pursuant to the Incentive Plan, computed in accordance with ASC 718. See Note 16 to the Consolidated Financial Statements contained in the Company’s 2021 Annual Report on Form 10-K regarding assumptions underlying valuation of the stock options. Mr. Hollinsworth received 5,000 non-qualified, time-vesting stock options on March 7, 2019 related to his former role as the Company’s Eastern Group President.

(3)
Reflects cash awards earned during the years indicated under the Incentive Plan. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS — Components of Executive Compensation — Annual Non-Equity Incentive Compensation” for more information.

(4)
Represents certain long term care insurance benefits and 401(k) plan matching contributions by the Company to each Named Executive Officer. For Ms. Osteen and Mr. Hollinsworth, amounts for 2019 include relocation benefits of $75,570 and $30,000, respectively.

(5)	Reflects Ms. Osteen’s one-time make-whole bonus.
(6)
Includes 72,464 shares of time-vesting restricted stock granted to Ms. Osteen on February 1, 2019. Ms. Osteen initially was granted 240,942 shares of time-vesting restricted stock on February 1, 2019, which grant was subsequently reduced pursuant to the terms of her employment agreement to 72,464 shares on May 31, 2019 based on the final value of equity awards issued to Ms. Osteen by her former employer.

(7)	Mr. Hollinsworth was appointed Executive Vice President of Operations effective July 15, 2019.
(8)	Bonus related to Mr. Hollingsworth’s former role as the Company’s Eastern Group President from January 28, 2019 to July 15, 2019.
(9)	Mr. Harrod was appointed Executive Vice President of Finance effective August 12, 2019.
(10)	Reflects Mr. Harrod’s second anniversary retention bonus pursuant to the terms of his Employment Agreement.
(11)	Reflects Mr. Harrod’s first anniversary retention bonus pursuant to the terms of his Employment Agreement.
(12)	Reflects Mr. Harrod’s one-time cash sign-on bonus pursuant to the terms of his Employment Agreement.

Grants of Plan-Based Awards
The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2021:
Name	Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Debra K. Osteen	Bonus	N/A	$500,000	$1,000,000	$2,000,000	—	—	—	—	$—
	2021 RSU	4/23/21				42,263	84,525	169,050		5,199,978(5)
	2020 RSU	4/23/21	—	—	—	42,445	84,889	169,778	—	899,823(6)
	2019 RSU	4/23/21	—	—	—	12,358	24,715	49,430	—	889,951(7)
David M. Duckworth	Bonus	N/A	286,562	573,124	1,146,249	—	—	—	—	—
	RSA	4/23/21	—	—	—	—	—	—	5,320	327,286
	2021 RSU	4/23/21	—	—	—	7,981	15,961	31,922	—	981,921(5)
	2020 RSU	4/23/21	—	—	—	13,488	26,976	53,952	—	285,946(6)
	2019 RSU	4/23/21	—	—	—	4,812	9,624	19,248	—	346,596(7)
Christopher L. Howard	Bonus	N/A	262,226	524,453	1,048,905	—	—	—	—	—
	RSA	4/23/21	—	—	—	—	—	—	5,477	336,945
	2021 RSU	4/23/21	—	—	—	8,216	16,432	32,864	—	1,010,897(5)
	2020 RSU	4/23/21	—	—	—	13,886	27,771	55,542	—	294,373(6)
	2019 RSU	4/23/21	—	—	—	4,859	9,717	19,434	—	349,945(7)
John S. Hollinsworth	Bonus	N/A	269,042	538,083	1,076,166	—	—	—	—	—
	RSA	4/23/21	—	—	—	—	—	—	5,620	345,742
	2021 RSU	4/23/21	—	—	—	8,430	16,859	33,718	—	1,037,166(5)
	2020 RSU	4/23/21	—	—	—	14,246	28,492	56,984	—	302,015(6)
	2019 RSU	4/23/21				5,670	11,339	22,678		348,901(7)
Laurence L. Harrod	Bonus	N/A	255,244	510,489	1,020,978	—	—	—	—	—
	RSA	4/23/21	—	—	—	—	—	—	5,213	320,704
	2021 RSU	4/23/21	—	—	—	7,820	15,639	31,278	—	962,111(5)
	2020 RSU	4/23/21	—	—	—	13,215	26,430	52,860	—	280,158(6)
	2019 RSU	4/23/21				5,259	10,518	21,036		323,670(7)
(1)
The estimated payouts shown reflect non-equity incentive awards granted under the Incentive Plan, where receipt is contingent upon the achievement of specified performance goals. The amounts in the “Threshold” column assume threshold performance for all of the specified performance goals. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Annual Non-Equity Incentive Compensation” for more information about the awards.

(2)
Reflects the number of shares of Common Stock issuable upon vesting of performance-vesting restricted stock units granted under the Incentive Plan, subject to adjustment (in the case of the 2020 RSU and 2019 RSU awards) based on the TSR modifier. Each of the 2021 RSU award for Ms. Osteen, the second tranche of performance-vesting restricted stock units granted March 24, 2020 to all Named Executive Officers, and the third tranche of performance-vesting restricted stock units granted May 2, 2019 to all Named Executive Officers is earned based upon the achievement of certain performance goals in 2021 and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation —Equity-Based Compensation” for more information about the performance-vesting restricted stock units.

(3)	Reflects shares of time-vesting restricted stock granted under the Incentive Plan, which will vest in four equal annual installments commencing one year after the date of grant.
(4)	Reflects the aggregate grant date fair value computed in accordance with ASC 718.
(5)
The amounts shown reflect the grant date fair value of the target number of shares subject to the 2021 annual award of performance-vesting restricted stock units assuming that target performance goals are attained during the performance period in accordance with ASC 718, continued employment throughout the performance period. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation —Equity Awards Granted in 2021.”

(6)
The amounts shown were determined using a Monte-Carlo simulation value and reflect the grant date fair value of the target number of shares subject to the second tranche of the 2020 annual award of performance-vesting restricted stock units assuming that target performance goals are attained during the second year of the performance period in accordance with ASC 718, continued employment throughout the performance period, and no adjustment as a result of the TSR modifier. For additional information, see the section entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation —2020 Annual Awards” in our Proxy Statement dated March 24, 2021.

(7)
The amounts shown were determined using a Monte-Carlo simulation value and reflect the grant date fair value of the target number of shares subject to the third tranche of the 2019 annual award of performance-vesting restricted stock units assuming that target performance goals are attained during the third year of the performance period in accordance with ASC 718, continued employment throughout the performance period, and no adjustment as a result of the TSR modifier. For additional information, see the section entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2019 Annual Awards” in our Proxy Statement dated March 25, 2020.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain information with respect to the applicable Named Executive Officers regarding outstanding equity awards as of December 31, 2021 that represent potential amounts that may be realized in the future:
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock Held that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Name	(Exercisable)	(Unexercisable)
Debra K. Osteen	—	—	—	—	12,358(3)	$750,131	—	$—
	—	—	—	—	—	—	74,143(4)	4,500,480
	—	—	—	—	63,668(5)	3,864,648	—	—
	—	—	—	—	—	—	254,669(6)	30,916,817
	—	—	—	—	—	—	84,525(7)	10,261,335
David M. Duckworth	3,897	—	50.75	2/27/24	—	—	—	—
	—	—	—	—	1,766(8)	107,196	—	—
	—	—	—	—	4,813(3)	292,149	—	—
	—	—	—	—	—	—	28,874(4)	1,752,652
	—	—	—	—	20,232(5)	1,228,082	—	—
	—	—	—	—	—	—	80,928(6)	9,824,659
	—	—	—	—	5,320(9)	322,924	—	—
	—	—	—	—	—	—	15,961(7)	1,937,665
Christopher L. Howard	6,137	—	50.75	2/27/24	—	—	—	—
	—	—	—	—	2,037(8)	123,646	—	—
	—	—	—	—	4,860(3)	295,002	—	—
	—	—	—	—	—	—	29,153(4)	1,769,587
	—	—	—	—	20,829(5)	1,264,320	—	—
	—	—	—	—	—	—	83,313(6)	10,114,198
	—	—	—	—	5,477(9)	332,454	—	—
	—	—	—	—	—	—	16,432(7)	1,994,845
John S. Hollinsworth	2,500	2,500(10)	28.25	3/7/29	—	—	—	—
	—	—	—	—	10,000(11)	607,000	—	—
	—	—	—	—	5,671(12)	344,320	—	—
	—	—	—	—	—	—	34,017(4)	2,064,832
	—	—	—	—	21,370(5)	1,297,159	—	—
	—	—	—	—	—	—	85,478(6)	10,377,029
	—	—	—	—	5,620(9)	341,134	—	—
	—	—	—	—	—	—	16,859(7)	2,046,683
Laurence L. Harrod	—	—	—	—	5,261(12)	319,343	—	—
	—	—	—	—	—	—	31,556(4)	1,915,449
	—	—	—	—	19,824(5)	1,203,317	—	—
	—	—	—	—	—	—	79,292(6)	9,626,049
	—	—	—	—	5,213(9)	316,429	—	—
	—	—	—	—	—	—	15,639(7)	1,898,575
(1)	The amounts shown reflect stock options granted under the Incentive Plan.
(2)	Based on the closing sales price of our Common Stock of $60.70 on The NASDAQ Global Select Market on December 31, 2021.
(3)	One-half of these shares of time-vesting restricted stock vest on each of May 2, 2022 and May 2, 2023.
(4)
Reflects the aggregate target number of shares that will vest upon the achievement of certain performance goals established for the annual award of performance-vesting restricted stock units granted in 2019 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation —2020 and 2019 Performance-Vesting Restricted Stock Unit Awards Earned” for more information about the performance-vesting restricted stock units.

(5)	One-third of these shares of time-vesting restricted stock vest on each of March 24, 2022, March 24, 2023 and March 24, 2024.
(6)
Reflects the aggregate maximum number of shares that will vest upon the achievement of certain performance goals established for the annual award of performance-vesting restricted stock units granted in 2020 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation —2020 and 2019 Performance-Vesting Restricted Stock Unit Awards Earned” for more information about the performance-vesting restricted stock units.

(7)
Reflects the aggregate maximum number of shares that will vest upon the achievement of certain performance goals established for the annual award of performance-vesting restricted stock units granted in 2021 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation —Equity Awards Granted in 2021” for more information about the performance-vesting restricted stock units.

(8)	These shares of time-vesting restricted stock vest on March 2, 2022.
(9)	One-fourth of these shares of time-vesting restricted stock vest on each of April 23, 2022, April 23, 2023, April 23, 2024 and April 23, 2025.
(10)	One-half of these stock options will become exercisable on each of March 7, 2022 and March 7, 2023.
(11)	One-half of these shares of time-vesting restricted stock vest on each of March 7, 2022 and March 7, 2023.
(12)	One-half of these shares of time-vesting restricted stock vest on each of August 14, 2022 and August 14, 2023.
Option Exercises and Stock Vested
The following table shows the amounts received by the Named Executive Officers upon the exercise of stock options or the vesting of time-vesting restricted stock and performance-vesting restricted stock units during 2021:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Debra K. Osteen	—	$—	21,222	$1,167,634(1)
	—	—	6,178	376,364(2)
David M. Duckworth	875	43,269(3)	22,424	1,238,702(4)
	814	34,912(5)	6,744	371,055(1)
	7,591	320,720(6)	2,406	146,574(2)
	9,500	279,870(7)	1,765	98,487(8)
	—	—	1,502	85,103(9)
Christopher L. Howard	6,466	277,327(5)	25,875	1,429,335(4)
	9,500	279,870(7)	6,942	381,949(1)
	—	—	2,429	147,975(2)
	—	—	2,037	113,665(8)
	—	—	1,734	98,248(9)
John S. Hollinsworth	—	—	7,123	391,907(1)
	—	—	5,000	274,900(10)
	—	—	2,834	175,425(11)
Laurence L. Harrod	—	—	6,607	363,517(1)
	—	—	2,629	162,735(11)
(1)	Based on the closing sales price of our Common Stock of $55.02 on The NASDAQ Global Select Market on March 24, 2021, the date that the shares of time-vesting restricted stock vested.
(2)
Based on the closing sales price of our Common Stock of $60.92 on The NASDAQ Global Select Market on May 2, 2021, the date that the performance-vesting restricted stock units vested. See the section entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2018 Annual Awards” in our Proxy Statement dated March 21, 2019 for more information about the performance-vesting restricted stock units.

(3)	Based on the closing sales price of our Common Stock of $58.85 on The NASDAQ Global Select Market on March 11, 2021, the date that the options were exercised, less the option exercise price of $9.40.
(4)
Based on the closing sales price of our Common Stock of $29.93 on The NASDAQ Global Select Market on April 30, 2021, the first business day immediately prior to the date that the shares of time-vesting restricted stock vested.

(5)	Based on the closing sales price of our Common Stock of $58.85 on The NASDAQ Global Select Market on March 11, 2021, the date that the options were exercised, less the option exercise price of $15.96.
(6)	Based on the closing sales price of our Common Stock of $58.85 on The NASDAQ Global Select Market on March 11, 2021, the date that the options were exercised, less the option exercise price of $16.60.
(7)	Based on the closing sales price of our Common Stock of $58.85 on The NASDAQ Global Select Market on March 11, 2021, the date that the options were exercised, less the option exercise price of $29.39.

(8)	Based on the closing sales price of our Common Stock of $55.80 on The NASDAQ Global Select Market on March 2, 2021, the date that the shares of time-vesting restricted stock vested.
(9)
Based on the closing sales price of our Common Stock of $54.66 on The NASDAQ Global Select Market on March 5, 2021, the first business day immediately prior to the date that the shares of time-vesting restricted stock vested.

(10)	Based on the closing sales price of our Common Stock of $54.98 on The NASDAQ Global Select Market on March 7, 2021, the date that the shares of time-vesting restricted stock vested.
(11)	Based on the closing sales price of our Common Stock of $61.90 on The NASDAQ Global Select Market on August 13, 2021, the date that the shares of time-vesting restricted stock vested.
Nonqualified Deferred Compensation
The following table shows the activity during 2021 and the aggregate balances held by each of our Named Executive Officers at December 31, 2021 under the Deferred Compensation Plan.
Name	Executive Contributions in 2021($)(1)	Company Contributions in 2021($)	Aggregate Earnings in 2021($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at December 31, 2021($)(2)
Debra K. Osteen	$—	$—	$—	$—	$—
David M. Duckworth	311,811	—	201,773	(52,603)	1,942,407
Christopher L. Howard	217,648	—	324,343	—	2,866,295
John S. Hollinsworth	17,733	—	1,793	—	26,550
Laurence L. Harrod	777,070	—	68,740	—	897,465
(1)	These amounts are included in the Summary Compensation Table above.
(2)	All amounts other than 2021 earnings are included in the Summary Compensation Table above.
Under the plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency or on a specified date selected by a participant. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.
Potential Payments Upon Termination or Change in Control under the Employment Agreements
We entered into an employment agreement with Ms. Osteen in January 2021, as amended in December 2021 and January 31, 2022 (the “Osteen Agreement”). In July and August 2019, we entered into employment agreements with Messrs. Hollinsworth and Harrod, respectively (the “EVP 2019 Agreements”). In April 2014, we entered into an amended and restated employment agreement with Mr. Howard, and an employment agreement with Mr. Duckworth (collectively with the Osteen Agreement and the EVP 2019 Agreements, the “Employment Agreements”). A summary of the Employment Agreements is provided below.
Compensation and Benefits
The base salaries under the Employment Agreements are subject to an annual increase in the sole discretion of our Board. In addition to base salary, under the Employment Agreements the executives are entitled to participate, in their sole discretion, in all of our employee benefit programs for which senior executive employees are generally eligible. Each executive is also reimbursed for reasonable expenses incurred in connection with services performed under each executive’s Employment Agreement.
Non-Competition and Non-Solicitation
During the term of each Employment Agreement and for 12 months thereafter (in the case of Messrs. Duckworth, Harrod and Hollinsworth) or 24 months thereafter (in the case of Ms. Osteen and Mr. Howard), each such executive is prohibited from (i) directly or indirectly managing, controlling, consulting, rendering services for or participating, engaging or owning an interest in any business which derives 25% of its gross revenue from the business of providing behavioral healthcare and/or related services and (ii) directly or indirectly managing, controlling, rendering services for or participating or consulting with any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (subject to certain exceptions), in each case within any geographical area in which we engage in such businesses. During the term of each Employment Agreement and for 12 months thereafter (in the case of Messrs. Duckworth, Harrod and Hollinsworth) or 24 months thereafter (in the case of Ms. Osteen and Mr. Howard), each such executive is prohibited from directly or indirectly soliciting or hiring any employee or independent contractor of ours or directly or indirectly soliciting any customer, supplier, licensee, licensor or other business relation of ours. In addition, the executives are subject to customary confidentiality and non-disparagement obligations both during and following their employment with the Company.
Retention Bonus
Under the Osteen Agreement, Ms. Osteen received a retention bonus equal to $900,000 following her continued service through March 31, 2022.
Severance
Under the Employment Agreements for Messrs. Duckworth and Howard, if the executive is terminated without “Cause” or resigns with “Good Reason,” such executive is generally entitled to receive (subject to the satisfaction of certain conditions):
•	Such executive’s base salary through the termination date;
•	A prorated bonus amount for the calendar year in which the termination occurs;
•
An amount equal to a multiple of the target annual cash bonus amount to which such executive would be entitled with respect to the calendar year in which the termination date occurs, determined as if all of the performance objectives for such year have been achieved at the target level;

•	An amount equal to a multiple of such executive’s base salary as in effect on the termination date;
•	Any unused and unpaid time off and sick pay accrued through the termination date and any incurred but unreimbursed business expenses as of the termination date;
•	An amount equal to the cost of the premiums for continued health and dental insurance for the executive and/or his dependents in accordance with COBRA for a specified period;
•
Full and immediate vesting of such executive’s stock options, time-vesting restricted stock and other equity-based awards that are not intended to be performance-based compensation under Code Section 162(m); and

•
Delay of vesting and forfeiture of such executive’s time-vesting restricted stock and other equity-based awards that are intended to be performance-based compensation under Code Section 162(m) until the Company certifies the applicable performance goals have been met (collectively, the “Old Termination Payments”).

Under the Employment Agreements for Ms. Osteen and Messrs. Harrod and Hollinsworth, if the executive is terminated without “Cause” or resigns with “Good Reason,” such executive is generally entitled to receive (subject to the satisfaction of certain conditions):
•	Such executive’s base salary through the termination date;
•	Any accrued but unpaid cash bonus with respect to a completed performance period;
•
Any unused and unpaid time off and sick pay accrued through the termination date, any incurred but unreimbursed business expenses as of the termination date, and all other payments, benefits or fringe benefits pursuant to any applicable compensation arrangement as of the termination date;

•	For Messrs. Harrod and Hollinsworth, an amount equal to two (2) times such executive’s base salary as in effect on the termination date;
•	A prorated cash bonus amount for the calendar year in which the termination occurs, determined as if all of the subjective performance objectives for such year have been achieved at the target level;

•	An amount equal to the after-tax cost of the premiums for continued health and dental insurance for the executive and/or his or her dependents in accordance with COBRA for a specified period;
•
For Ms. Osteen, full and immediate vesting of the time-vesting components of her annual equity and equity-based awards granted in 2019 and 2020, and delay of vesting and forfeiture of her annual equity and equity-based awards granted in 2019, 2020 and 2021 that are subject to performance-vesting criteria (collectively, the “New Termination Payments”).

“Cause” (as defined in the Employment Agreements for Messrs. Duckworth and Howard) means the occurrence of one or more of the following with respect to the applicable executive:
•
The conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations;

•
Conduct outside the scope of such executive’s duties and responsibilities under his Employment Agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm;

•	Repeated failure to perform duties consistent with such Employment Agreement as reasonably directed by our Board;
•	Any act or knowing omission aiding or abetting a competitor, supplier or customer of ours to our disadvantage or detriment;
•	Breach of fiduciary duty, gross negligence or willful misconduct with respect to us;
•
An administrative or other proceeding resulting in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof; or

•
Any other material breach by such executive of his Employment Agreement or any other agreement between such executive and us, which is not cured to the reasonable satisfaction of our Board within 30 days after written notice thereof to such executive.

“Cause” (as defined in the Employment Agreements for Ms. Osteen and Messrs. Harrod and Hollinsworth) means the occurrence of one or more of the following with respect to such executive; provided that no determination of “Cause” may be made until such executive has been given written notice detailing the specific Cause event and a period of fifteen (15) business days following receipt of such notice to cure such event:
•
The conviction of or plea of nolo contendere to a felony or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations;

•
Willful conduct outside the scope of such executive’s duties and responsibilities under their Employment Agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or demonstrable economic harm;

•	Repeated failure to perform duties consistent with such Employment Agreement as reasonably directed by our Board;
•	Any willful act or knowing omission of aiding or abetting a competitor of ours to our disadvantage or detriment;
•	Material breach of fiduciary duty, gross negligence or willful misconduct with respect to us;
•
An administrative or other proceeding arising as a result of such executive’s actions that results in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof, or any finding of a governmental agency that such executive personally has engaged in misconduct in connection with her employment by the Company or any predecessor employer; or

•	Any other material breach by such executive of their Employment Agreement or any other agreement between such executive and us.
“Good Reason” (as defined in the Employment Agreements) means if the applicable executive resigns his or her employment with the Company as a result of one or more of the following actions (in each case taken without the executive’s written consent): (i) a reduction in such executive’s base salary (other than, for Messrs. Duckworth and Howard, as part of an across-the-board reduction that (A) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (B) is approved by our Chief Executive Officer); (ii) a material diminution of such executive’s job duties or responsibilities inconsistent with the executive’s position; (iii) any other material breach by us of such Employment Agreement; or (iv) a relocation of our principal executive offices and corporate headquarters outside of a 30-mile radius of Nashville, Tennessee following relocation thereto in accordance with such Employment Agreement; provided that, none of the events described in clauses (i) through (iv) shall constitute Good Reason unless such executive shall have notified us in writing describing the event which constitutes Good Reason within 90 days after the occurrence of such event and then only if we shall have failed to cure such event within 30 days after our receipt of such written notice and such executive elects to terminate his or her employment as a result at the end of such 30 day period.
If an executive that is party to an Employment Agreement dies or becomes disabled, such executive is entitled to the Old Termination Payments (other than the amount equal to a multiple of the target annual cash bonus amount and the amount equal to a multiple of such executive’s base salary as in effect on the termination date) or New Termination Payments, as applicable. In the event that an executive becomes disabled not due to death, such executive is entitled to receive continued installment payments of such executive’s base salary as in effect on the termination date for a specified period of time.
If we terminate an executive under an Employment Agreement for Cause or if any such executive resigns without Good Reason, such executive is only entitled to receive his or her unpaid base salary through the termination date and any bonus amount to which such executive is entitled by reference to the calendar year that ended on or prior to the termination date, and in the case of Ms. Osteen and Messrs. Harrod and Hollinsworth, all other payments, benefits or fringe benefits pursuant to any applicable compensation arrangement as of the termination date. Upon any termination of employment under an Employment Agreement, whether voluntary or otherwise, such executive has the option to elect to continue health insurance coverage until the earlier of (A) such time as the executive is eligible to participate in another health plan or (B) the executive becomes eligible for Medicare.
The tables below show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer’s employment was terminated or he or she died or became disabled effective December 31, 2021. As of December 31, 2021, none of the Named Executive Officers were entitled to any compensation or benefits for resignation or retirement. Furthermore, the Employment Agreements do not distinguish a termination following a change in control from a termination in another context. Therefore, a termination following a change in control will entitle a Named Executive Officer to severance benefits only if the Named Executive Officer’s employment is otherwise terminated without Cause by the Company or by the Named Executive Officer for Good Reason.
Ms. Osteen
Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)	Death or Disability
Base Salary	$0(2)	$500,000(3)
Non-Equity Incentive Plan Compensation(4)	2,000,000	2,000,000
Time-Vesting Restricted Stock (unvested)(5)	4,614,778	4,614,778
Insurance Benefits	44,294(6)	14,765(7)
Accrued Vacation(8)	76,923	76,923
Mr. Duckworth
Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)	Death or Disability
Base Salary	$674,264 (2)	$337,132(3)
Non-Equity Incentive Plan Compensation(4)	1,146,249	1,146,249
Time-Vesting Restricted Stock (unvested)(5)	1,950,352	1,950,352
Insurance Benefits	29,378(6)	14,689(7)
Accrued Vacation(8)	50,355	50,355

Mr. Howard
Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)	Death or Disability
Base Salary	$1,234,006(2)	$308,502(3)
Non-Equity Incentive Plan Compensation(4)	1,048,905	1,048,905
Time-Vesting Restricted Stock (unvested)(5)	2,015,422	2,015,422
Insurance Benefits	46,069(6)	11,517(7)
Accrued Vacation(8)	46,080	46,080
Mr. Hollinsworth
Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)	Death or Disability
Base Salary	$1,266,078(2)	$316,520(3)
Non-Equity Incentive Plan Compensation(4)	1,076,166	1,076,166
Time-Vesting Restricted Stock (unvested)(5)	2,589,523	2,589,523
Insurance Benefits	30,346(6)	10,115(7)
Accrued Vacation(8)	47,277	47,277
Mr. Harrod
Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)	Death or Disability
Base Salary	$1,201,150(2)	$300,288(3)
Non-Equity Incentive Plan Compensation(4)	1,020,978	1,020,978
Time-Vesting Restricted Stock (unvested)(5)	1,839,089	1,839,089
Insurance Benefits	32,440(6)	10,813(7)
Accrued Vacation(8)	44,270	44,270
(1)
The amounts shown would have been payable if we terminated the Named Executive Officer’s employment without Cause (as defined in his or her Employment Agreement) or if the Named Executive Officer resigned his or her employment for Good Reason (as defined in his or her Employment Agreement), provided that the Named Executive Officer had not breached the non-competition, non-solicitation, confidentiality and proprietary information provisions of his or her Employment Agreement.

(2)
The amount shown reflects the product of two times the Named Executive Officer’s base salary (except for Ms. Osteen, who is not entitled to additional salary, and Mr. Duckworth, which amount reflects twelve months of his base salary) as in effect on December 31, 2021 pursuant to the terms of his or her Employment Agreement (assuming that he or she is not in violation of the restrictive covenants set forth in his or her Employment Agreement or his or her General Release, if applicable). Pursuant to the Employment Agreements, base salary amounts are payable in regular installments over the course of the applicable severance period.

(3)
The amount shown reflects the Named Executive Officer’s base salary as in effect on December 31, 2021 payable for a period of six months in the event of disability pursuant to the terms of his or her Employment Agreement.

(4)
The amount shown reflects the cash incentive award for 2021 of 100% of the base salary for Ms. Osteen, two times 85% of the base salary for Messrs. Duckworth, Harrod, Hollinsworth and Howard, assuming achievement of the performance goals at the target level, pursuant to the terms of their non-equity incentive compensation plans for 2021.

(5)
The amount shown reflects the value of all unvested time-vesting restricted stock not intended to qualify as performance-based compensation for each Named Executive Officer, which will immediately vest pursuant to the terms of his or her Employment Agreement, based on a market value of $60.70 per share as of December 31, 2021. See “EXECUTIVE COMPENSATION —Outstanding Equity Awards at Fiscal Year-End.” Pursuant to each Named Executive Officer’s Employment Agreement, unvested performance-vesting restricted stock unit awards intended to qualify as performance-based compensation are not immediately forfeited at termination but remain subject to forfeiture restrictions related to pre-established performance goals until the results of the related goals have been satisfied. As of December 31, 2021, all unvested performance-vesting restricted stock units of each Named Executive Officer would remain subject to pre-established performance goals and would vest in future years based on future performance. See “EXECUTIVE COMPENSATION —Outstanding Equity Awards at Fiscal Year-End” for potential amounts that may be realized in the future with respect to each Named Executive Officer’s unvested performance-vesting restricted stock units as of December 31, 2021.

(6)
The amount shown reflects the cost of the premiums for continued health, dental and vision insurance for the Named Executive Officer or his or her dependents, in accordance with COBRA, for a period of 24 months for Mr. Howard, 18 months for Ms. Osteen and for Messrs. Harrod and Hollinsworth, and 12 months for Mr. Duckworth, pursuant to the terms of the Employment Agreements.

(7)
The amount shown reflects the cost of the premiums for continued health, dental and vision insurance for the Named Executive Officer or his or her dependents, in accordance with COBRA, for a period of six months pursuant to the terms of his or her Employment Agreement.

(8)	The amount shown reflects unused paid time off, pursuant to the terms of the Named Executive Officer’s Employment Agreement and our paid time off policies.

2019, 2020 and 2021 Performance Vesting Equity Awards
As described in “COMPENSATION DISCUSSION AND ANALYSIS —Components of Executive Compensation —Equity-Based Compensation,” shares earned annually under performance-vesting restricted stock unit awards made in 2019, 2020 and 2021 are generally accumulated and released at the end of the three-year term of the award, and for such awards made in 2019 and 2020, subject to adjustment based on the relative TSR modifier. Given the longer payout for such awards, awards of an executive whose employment is terminated during the performance period due to death, disability, retirement, or without cause or for good reason will vest at the end of the performance period, subject to the Company’s achievement of the performance goals.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Ms. Osteen, our Chief Executive Officer:
•	the median of the annual total compensation of all employees of the Company (other than our former Chief Executive Officer) was $40,327; and
•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $9,853,107.
Based on this information, for 2021, the ratio of the annual total compensation of Ms. Osteen, our former Chief Executive Officer, to the median of the annual total compensation of all employees was 244 to 1.
For purposes of the foregoing pay ratio disclosure, we were required to identify the median employee of all employees of the Company, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned during 2021. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee in 2021, we took the following steps:
Pursuant to applicable regulations, we are required to identity our median employee only once every three years. Given the sale of our U.K. operations in January 2021, for purposes of determining the median annual total compensation of employees and the resulting pay ratio for 2021, we have used the 2021 compensation of the median employee that we identified as of December 31, 2021. We determined that, as of December 31, 2021, our employee population consisted of approximately 22,500 individuals working at the Company and its consolidated subsidiaries in the United States and Puerto Rico (as reported in Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2021). This population consisted of our full-time, part-time and temporary employees, but excluded approximately 800 employees of CenterPointe Behavioral Health System, LLC and its affiliates that we acquired on December 31, 2021. The inclusion of part-time and temporary employees substantially reduces the median of the annual total compensation of all of our employees.
We prepared a list of employees at December 31, 2021 from our payroll records and evaluated total compensation. Total compensation includes salary, stock awards and non-equity incentive plan compensation. Compensation for full-time and part-time employees who commenced employment after January 1, 2021 was annualized. Compensation for temporary employees was not annualized.
The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer group and industry.

DIRECTOR COMPENSATION
The table below sets forth the 2021 compensation earned by or paid to our non-management directors. Ms. Osteen does not receive any additional compensation for her service as a director.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Jason R. Bernhard	$102,000	$160,038	$262,038
E. Perot Bissell	139,000	160,038	299,038
Michael J. Fucci	129,500	160,038	289,538
Vicky B. Gregg	137,000	160,038	297,038
William F. Grieco	139,500	160,038	299,538
Wade D. Miquelon	129,500	160,038	289,538
William M. Petrie, M.D.	112,000	160,038	272,038
Reeve B. Waud	187,000	160,038	347,038
__________
(1)	Includes annual retainers and fees associated with serving on a Board committee.
(2)
This column reflects the grant date fair value of time-vesting restricted stock awards granted to directors calculated in accordance with ASC 718. On May 6, 2021, each non-management director elected or continuing to serve as a member of the Board received an award of 2,550 shares of time-vesting restricted stock. The grant date fair value of time-vesting restricted stock awards is computed by multiplying the total number of shares subject to the award by the closing market price of our Common Stock on the date immediately preceding the date of grant ($62.76).

As of December 31, 2021, each of the non-management directors (other than Mr. Bernhard and Mr. Fucci) held 8,605 shares of time-vesting restricted stock. As of December 31, 2021, Mr. Bernhard held 8,539 shares of time-vesting restricted stock and Mr. Fucci held 6,079 shares of stock.
Our Board of Directors adopted a compensation plan for non-management directors effective January 1, 2013, as amended in 2016, 2019 and 2020 (the “Directors Plan”), which provides:
•	An annual cash retainer of $87,000;
•	An annual cash retainer of $15,000 for each member of the Audit and Risk Committee and $30,000 for the chair of the Audit and Risk Committee;
•	An annual cash retainer of $12,500 for each member of the Compensation Committee and $27,500 for the chair of the Compensation Committee;
•	An annual cash retainer of $10,000 for each member of the Nominating Committee and $22,000 for the chair of the Nominating Committee;
•	An annual cash retainer of $12,500 for each member of the Compliance Committee and $27,500 for the chair of the Compliance Committee;
•	An annual cash retainer of $15,000 for each member of the Finance Committee and $30,000 for the chair of the Finance Committee;
•	An annual cash retainer of $45,000 for the Lead Director (if applicable) and $45,000 for the Chairman of the Board (if held by a non-management director);
•
Additional cash compensation to be approved by the Chairman of the Board and Chairman of the Compensation Committee for each director who, at the discretion of the Chairman of the Board and Chairman of the Compensation Committee, devotes extraordinary time and effort to the Company;

•	An initial grant of time-vesting restricted stock having a value equal to $160,000;
•	An annual grant of time-vesting restricted stock having a value equal to $160,000; and
•	An annual director compensation limit of $600,000 earned in a given year, including both cash compensation and awards of restricted stock.
In addition to the compensation described above, we also reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors.

Under the Directors Plan, all annual retainers shall be paid on the date of our annual meeting of stockholders (the “Annual Meeting Date”). Each year as of the Annual Meeting Date, each non-management member of our Board who is re-elected or who otherwise continues to be a member of the Board immediately thereafter is automatically granted under the Directors Plan, without further action by us, our Board of Directors, the Compensation Committee or our stockholders, shares of our time-vesting restricted stock having a value equal to $160,000. The value of the restricted shares shall be based on the closing trading price of our Common Stock on the trading day immediately preceding the Annual Meeting Date. All restricted shares issued to non-management directors shall vest over three years with such shares to vest 33 1∕3% per year on the three successive anniversary dates of the grant of time-vesting restricted stock beginning on the first anniversary of the grant date.
Each of our directors is a party to an Indemnification Agreement with the Company pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his or her service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors’ and officers’ liability insurance.

AUDIT AND RISK COMMITTEE REPORT
Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.
The role and responsibilities of the Audit and Risk Committee are set forth in a written charter adopted by our Board of Directors. The charter is available on our website, www.acadiahealthcare.com, under the webpage “Investors — Corporate Governance.” The Audit and Risk Committee reviews and reassesses the adequacy of the charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit and Risk Committee acted in accordance with its charter in 2021. In fulfilling its responsibilities for fiscal year 2021, the Audit and Risk Committee:
•	Pre-approved all auditing and non-auditing services of Ernst & Young LLP;
•
Reviewed and discussed with management our unaudited quarterly financial statements during 2021 and our audited financial statements for the fiscal year ended December 31, 2021, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;
•
Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•
Received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP their independence from us and management.

Based on the Audit and Risk Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP as described above, and in reliance thereon, the Audit and Risk Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2021 be included in our Annual Report on Form 10-K for filing with the SEC.
AUDIT AND RISK COMMITTEE:

William F. Grieco, Chairman E. Perot Bissell Michael J. Fucci Reeve B. Waud

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
None.
GENERAL INFORMATION
Stockholder Proposals for 2023 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, proper stockholder proposals intended to be presented at our 2023 annual meeting of stockholders must be received by us at our principal executive offices at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067 no later than December 9, 2022 for the proposals to be included in the Proxy Statement and form of proxy card for that meeting.
If a stockholder desires to bring a matter before our annual meeting of stockholders and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our Bylaws. Our Bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting of stockholders may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be received at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is more than 30 days before or more than 70 days after the date of first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Under our Bylaws, notice with respect to the 2023 annual meeting of stockholders must be received at our principal executive offices between the close of business on January 19, 2023 and the close of business on February 18, 2023, unless the 2023 annual meeting is called for a date that is more than 30 days before or more than 70 days after May 19, 2023. The notice must set forth the information required by the provisions of our Bylaws dealing with stockholder proposals and nominations of directors.
Annual Report on Form 10-K
As indicated in the Notice of Internet Availability of Proxy Materials, a copy of this Proxy Statement and our 2021 Annual Report to Stockholders has been posted on the website www.proxyvote.com.Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. Requests should be directed to Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 851-6000. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.
Delivery of Documents to Stockholders Sharing an Address
Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials to that address. Householding is designed to reduce a company’s printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability of Proxy Materials. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our General Counsel and Secretary at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, or by calling (615) 861-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.
If you receive more than one Notice of Internet Availability of Proxy Materials, this means that you have multiple accounts holding Common Stock with brokers and/or the Company’s transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability of Proxy Materials. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.
Electronic Access to Proxy Statement and Annual Report to Stockholders
We have elected to provide this Proxy Statement and our 2021 Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access this Proxy Statement and our 2021 Annual Report to Stockholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.
ACADIA HEALTHCARE COMPANY, INC.

Christopher H. Hunter
Chief Executive Officer and Director (Effective April 11, 2022)
April 8, 2022

Reconciliation of Adjusted EBITDA for Purposes of Compensation Plans
(Unaudited)
(in thousands)	2021	2020
Net (loss) income attributable to Acadia Healthcare Company, Inc.	$190,635	$(672,132)
Net income attributable to noncontrolling interests	4,927	2,933
Loss (income) from discontinued operations, net of taxes	12,641	812,390
Provision for income taxes	67,557	40,606
Interest expense, net	76,993	158,105
Depreciation and amortization	106,717	95,256
Continuing operations EBITDA	459,470	437,158
Adjustments:
Equity-based compensation expense(a)	37,530	22,504
Transaction-related expenses(b)	12,778	11,720
Debt extinguishment costs(c)	24,650	7,233
Loss on impairment(d)	24,293	4,751
Continuing operations adjusted EBITDA, as reported	$558,721	$483,366
Discontinued operations adjusted EBITDA, as reported(e)	$—	$160,776
Severance and restructuring costs(f)	893	2,431
Other non-cash gains and charges(g)	(594)	766
Adjusted EBITDA for purposes of compensation plans	$559,020	$647,339

Reconciliation of Adjusted EPS for Purposes of Compensation Plans
(Unaudited)
(in thousands)	2021	2020
Net (loss) income attributable to Acadia Healthcare Company, Inc.	$190,635	$(672,132)
Loss (income) from discontinued operations, net of taxes	12,641	812,390
Adjustments to income:
Transaction related expenses(b)	12,778	11,720
Debt extinguishment costs(c)	24,650	7,233
Loss on impairment(d)	24,293	4,751
Provision for income taxes	67,557	40,606
Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.	332,554	204,568
Adjusted income from discontinued operations before income taxes(e)	—	86,258
Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.	332,554	290,826
Adjustments to income for purposes of compensation plans:
Severance and restructuring costs(f)	893	2,431
Other non-cash gains and charges(g)	(594)	766
Income tax effect of adjustments to income(h)	(87,579)	(44,986)
Adjusted income attributable to Acadia Healthcare Company, Inc. for purposes of compensation plans	$245,274	$249,037
Weighted-average shares outstanding - diluted	90,793	88,595
Adjusted EPS for purposes of compensation plans	$2.70	$2.81
(a)	Represents the equity-based compensation expense of Acadia.
(b)	Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, strategic review, management transition and other similar costs.
(c)
Represents debt extinguishment costs recorded in connection with the repayment of the 6.125% Senior Notes and 5.125% Senior Notes in June 2020, issuance of the 5.000% Senior Notes in October 2020 and the Fourth Repricing Facilities Amendment to the Amended and Restated Credit Facility in November 2020.

(d)	Represents non-cash long-lived asset impairment charges related to certain facility closures.
(e)
Discontinued operations include the Company’s U.K. business that was sold on January 19, 2021. Earnings of the U.K. business were included in compensation targets and calculations for 2020, but were excluded from compensation targets and calculations in 2021 due to the completion of the sale.

(f)	Represents severance and restructuring costs not included in transaction costs.
(g)	Represents non-cash gains and charges such as gain or loss on disposal of assets and other one-time charges.
(h)	Represents the income tax effect of adjustments to income based on tax rates of 26.3% and 15.3% for the year ended December 31, 2021 and 2020, respectively.

ACADIA HEALTHCARE COMPANY, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Jason R. Bernhard	☐	☐	☐
1b. William F. Grieco	☐	☐	☐
1c. Reeve B. Waud	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Advisory vote on the compensation of the Company's named executive officers as presented in the Proxy Statement.	☐	☐	☐
3. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000544621_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ACADIA HEALTHCARE COMPANY, INC.

REVOCABLE PROXY
2022 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 19, 2022: The Notice and Proxy Statement and the Company's 2021 Annual Report to Stockholders are available at www.proxyvote.com.

The undersigned hereby appoints David M. Duckworth and Christopher L. Howard, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Acadia Healthcare Company, Inc., to be held at the Company's executive offices at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, on Thursday, May 19, 2022, at 9:00 a.m. (Central Time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named on the reverse side and (b) FOR each of proposals 2 and 3.

0000544621_2 R1.0.0.24

Continued and to be signed on reverse side